Execution Version

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AFFINITY MEDIA INTERNATIONAL CORP.

AFFINITY ACQUISITION SUBSIDIARY CORP.

AND

HOTELS AT HOME, INC.

DATED AS OF JULY 24, 2007

continued

continued

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Exhibit List

Exhibit A	-	Escrow Agreement
Exhibit B	-	Form of Employment Agreement with Robin Ware
Exhibit C	-	Form of Employment Agreement with Michael Ware
Exhibit D	-	Form of Employment Agreement with Raymond Romano
Exhibit E	-	Registration Rights Agreement
Exhibit F	-	Stockholder Release
Exhibit G	-	Lock-Up Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of July 24, 2007, by and among Hotels at Home, Inc., a Delaware corporation (the “Company”), Robin Ware, in her capacity as a shareholder and representative of the shareholders of the Company (the “Stockholders’ Representative”), Michael Ware, a shareholder of the Company, Raymond Romano, a shareholder of the Company, Affinity Media International Corp., a Delaware corporation (“Parent”), and Affinity Acquisition Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Subsidiary”).

RECITALS:

A. Parent, the Merger Subsidiary and the Company desire to enter this Agreement pursuant to which Parent will acquire all of the issued and outstanding stock of the Company as a result of the merger of the Company with and into the Merger Subsidiary as a result of which the Merger Subsidiary will be the surviving company and a direct, wholly-owned subsidiary of Parent.

B. The boards of directors of Parent, the Merger Subsidiary and the Company have determined that it is advisable and in the best interests of Parent, the Merger Subsidiary and the Company, and their respective shareholders, that the Merger Subsidiary be merged with and into the Company.

C. The boards of directors of Parent, the Merger Subsidiary and the Company have each unanimously approved this Agreement and the transactions contemplated hereby and have agreed to recommend that their respective shareholders adopt and approve this Agreement.

D. Prior to or concurrently with the execution of this Agreement, all of the holders of the Company Capital Stock (hereinafter defined) have executed or are executing an Allocation Agreement (as defined herein), pursuant to which they, among other things, are agreeing to the allocation of the Merger Consideration (as defined herein) as set forth therein.

In consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any income Tax Law) of which the Company is or has been a member.

“Affinity Warrants” shall mean the common stock purchase warrants of Parent, whose price is quoted on the Over the Counter Bulletin Board under the ticker symbol “AFMIW.OB”.

“Agreement” means this Agreement and Plan of Merger, together with all schedules and exhibits attached hereto.

“Alternative Transaction” means any of the following events: (i) any tender or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company (any of the above, a “Business Combination Transaction”), with any Person other than Parent, the Merger Subsidiary or any affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) thereof (a “Third Party”) or (ii) the acquisition by a Third Party of 10% or more of the outstanding shares of Company Common Stock, or of 10% or more of the assets or operations of the Company, taken as a whole, in a single transaction or a series of related transactions.

“Assets” means all assets owned or utilized by the Company including, without limitation, Leased Real Property, Personal Property, Inventory, Accounts, goodwill, Proprietary Rights and any asset listed on the Financial Statements or any subsequently delivered balance sheet of the Company prior to closing.

“Audited Financial Statements” means the December 31, 2006 audited financial statements and the December 31, 2005 audited financial statements. For all purposes under this Agreement, Audited Financial Statements shall include a balance sheet and the related statements of operation, changes in stockholders’ equity and cash flows and any required footnotes and such other disclosure materials, in each case, to the extent required to be included in the Proxy Statement and in compliance with Regulation S-X, Regulation S-B and the General Rules and Regulations of the Securities Exchange Act.

“Business” means the Company’s business of providing publishing, catalog and e-commerce programs to the hotel industry as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Cash” means (i) cash on hand or in the bank less any outstanding checks and (ii) deposits in transit to the extent there has been a reduction of receivables on account thereof.

“Cash Consideration” means $16,000,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee” has the meaning set forth in Section 8.8 hereto.

“Company Stock” means, collectively, 850 shares of common stock, no par value, of the Company.

“Contracts” means with respect to any Person, all agreements, contracts, commitments, franchises, covenants, authorizations, understandings, licenses, mortgages, promissory notes, deeds of trust, indentures, leases, plans or other instruments, certificates or obligations, whether written or oral, to which said Person is a party, under which said Person has or may acquire any right or has or may become subject to any obligation or by which said Person, any of said Person’s outstanding shares of stock or any of its assets is bound.

“Conversion Payments” shall mean any funds paid to holders of IPO Shares who shall have demanded that Parent convert their IPO Shares into cash pursuant to the Parent Charter.

“DGCL” means the Delaware General Corporation Law.

“Environmental Laws” means all applicable Laws concerning public health and safety, the pollution or protection of the environment or the use, generation, transportation, storage, treatment, processing, disposal or release of Hazardous Substances, as the foregoing are enacted and in effect on the Closing Date, including, without limitation, the Federal Solid Waste Disposal Act, as amended, the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended, the Federal Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency and regulations of any state or local department of natural resources or other environmental protection agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” mean the Audited Financial Statements and the Unaudited Financial Statements.

“Finders Fee” shall mean the fee which PFK Development is entitled to pursuant to that certain agreement dated July 2, 2007.

“FIRPTA” means The Foreign Investment Real Property Tax Act of 1980.

“For Cause” means, with respect to the termination of any director or officer, any one or more of the following as determined in good faith by Board of Directors of the Parent:

(1) an act of fraud, embezzlement or theft by a director or officer in connection with his or her duties or in the course of employment with Parent, the Merger Subsidiary, the Company or any of their affiliated entities;

(2) a director or officer’s material breach of any material provision of his employment agreement or consulting agreement, if applicable, provided that in those instances in which the director or officer’s material breach is capable of being cured, the director or officer has failed to cure within a 30 day period after receiving from the Board of Directors written notice of the breach providing reasonable detail as to the specifics of such breach;

(3) an act or omission by a director or officer, which is (x) willful or grossly negligent, (y) contrary to established policies or practices of Parent, the Merger Subsidiary, the Company or any of their affiliated entities and (z) materially harmful to the business or reputation of Parent, the Merger Subsidiary, the Company or any of their affiliated entities, or to the business of the customers or suppliers of Parent, the Merger Subsidiary, the Company or any of their affiliated entities as such relate to Parent, the Merger Subsidiary, the Company or any of their affiliated entities;

(4) a director or officer’s plea of nolo contendere to, or conviction for, a felony involving moral turpitude; or

(5) a director or officer’s breach of any policy established by the Board of Directors related to trading of Parent’s securities, any violation of federal or state insider trading laws or regulations or employee’s refusal or failure to cooperate with an inquiry or investigation of the Board of Directors, any special committee or a governmental agency, after receiving written instruction from the Board of Directors of the Company to cooperate.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Governmental Agency” means any court, tribunal, administrative agency or commission, taxing authority or other governmental or regulatory authority, domestic or foreign, of competent jurisdiction, including, without limitation, agencies, departments, boards, commissions or other instrumentalities of any country or any political subdivisions thereof.

“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from any Governmental Agency, including, without limitation, those listed on Schedule 5.11 attached hereto.

“Hazardous Substances” means any flammables, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants or related materials regulated under, or as defined in any Environmental Law.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any shareholder notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person; (iv) all obligations of such Person under any capitalized lease; (v) all liabilities and obligations pursuant to any interest rate swap agreements; and (vi) any accrued interest, prepayment premiums, breakage fees, penalties or similar amounts related to any of the foregoing.

“Indemnifying Stockholders” means Robin Ware, Michael Ware and Raymond Romano.

“Independent” shall mean independent as that term is defined in connection with a director under the NASDAQ, AMEX or other stock exchange rules, as applicable.

“Inventory” means all inventory used in the operation of the Business including, without limitation, all raw materials, work in process, finished goods, packaging materials and catalogs.

“IPO Shares” means the 3,162,500 shares of Parent common stock issued in connection with its initial public offering completed on June 9, 2006.

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual, (ii) in the case of any Person other than an individual or the Company, the actual knowledge of the board of directors and senior level executive officers (or individuals serving in similar capacities) of such Person, and (iii) in the case of the Company, the actual knowledge of Robin Ware, Michael Ware and/or Raymond Romano.

“Law” or “Laws” means any and all federal, state, local or foreign laws, statutes, ordinances, codes, rules, regulations or Orders.

“Leased Real Property” means all of the right, title and interest of the Company under all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business or leased by the Company.

“Leases” means those leases and subleases of the Leased Real Property set forth on Schedule 5.7(a) attached hereto.

“Legend Fee” shall mean the fee which Legend Merchant Capital Group is entitled to upon the consummation of the Merger as set forth in the Prospectus.

“Liability” means, with respect to any Person, any liability, debt, loss, cost, expense, fine, penalty, obligation or damage of any kind, whether known, unknown, contingent, asserted, accrued, unaccrued, liquidated or unliquidated, or whether due or to become due.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

“Material Adverse Effect” means, when used in connection with an entity, any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, is materially adverse to the Business or the assets, liabilities, financial condition or operating results of the entity or has a material adverse effect on the ability of such entity to consummate the transactions contemplated hereby; provided, however, that no Event will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (i) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism to the extent such deterioration has a disproportionate adverse effect on the Company as compared to any other Person engaged in the same business, (ii) a natural disaster or any other natural occurrence beyond the control of the entity, (iii) the disclosure of the fact that Parent is the prospective acquirer of the Company, (iv) the announcement or pendency of the transactions contemplated hereby, (v) any change in accounting requirements or principles imposed upon the Company or any change in applicable laws, rules or regulations or the interpretation thereof, (vi) any action required by this Agreement or (vi) any action of the Company between the date hereof and the Closing which requires the consent of Parent pursuant to the terms of this Agreement if Parent consents to the taking of said action.

“Maxim Advisory Fee” shall mean the sum of $150,000 payable to Maxim Group LLC upon consummation of the Merger pursuant to that certain Advisory Agreement dated as of January 3, 2007 between Maxim Group LLC and Parent.

“Maxim Fee” shall mean the fee Maxim Group LLP is entitled to receive upon the consummation of the Merger as set forth in the Prospectus (hereinafter defined). “NASDAQ” means the NASDAQ Stock Market.

“New Financial Statements” has the meaning set forth in Section 8.1(h) hereto.

“Order” means, with respect to any Person, any award, decision, decree, injunction, judgment, order or ruling directed to and naming such Person.

“OTCBB” means the OTC Bulletin Board.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent whose price is quoted on the Over the Counter Bulletin Board under the ticker symbol “AFMI.OB.”

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent.

“Parent Plans” has the meaning set forth in Section 8.5 hereto.

“Permitted Liens” means (i) any liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens; (iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto.

“Per Share Cash Consideration” means an amount equal to the Cash Consideration divided by the total number of shares of the Company Stock issued and outstanding as of the Effective Time.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Property” means all tangible personal property owned or used by the Company in the conduct of the Business, including, without limitation, all vehicles, fork lifts, trailers, machinery, equipment, racking, carts, spare parts, furniture, computer hardware, fixtures that are not affixed to real property, laboratory equipment and quality control testing equipment, accessories and tools, wherever located.

“Proceeding” means any action, arbitration, audit, complaint, investigation, litigation or suit (whether civil, criminal or administrative).

“Proprietary Rights” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all foreign and domestic patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (ii) all foreign and domestic trademarks, service marks, trade dress, logos and trade names and all goodwill associated therewith; (iii) all foreign and domestic copyrightable works, all foreign and domestic copyrights and all foreign and domestic applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, code books, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); and (v) all copies and tangible embodiments thereof in whatever form or medium.

“Prospectus” shall mean the final prospectus of Parent, dated June 5, 2006, as filed under the Securities Act.

“Stock Consideration” shall mean 3,509,203 shares of Parent Common Stock.

“Stockholders” shall mean all of the stockholders of the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fines or additions thereto or additional amounts in respect of any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax.

“Unaudited Financial Statements” mean the March 31, 2007 unaudited financial statements, and to the extent required to be provided in connection with the Proxy Statement, the June 30, 2007 unaudited financial statements and the September 30, 2007 unaudited financial statements, if necessary. For all purposes under this Agreement, Unaudited Financial Statements shall include a balance sheet and the related statements of operation (for the quarter just ended and year-to-date), and cash flows with limited footnotes and such other disclosure materials, in each case, to the extent required to be included in the Proxy Statement and prepared in accordance with GAAP, Regulation S-X and Regulation S-B of the Securities and Exchange Commission’s rules and regulations.

ARTICLE II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth herein and the applicable provisions of the DGCL, and on the basis of the representations, warranties, covenants and agreements contained herein, as of the Effective Time, the Company shall be merged with and into the Merger Subsidiary (the “Merger”), the separate corporate existence of the Company shall cease and the Merger Subsidiary shall continue as the surviving company. The Merger Subsidiary, as the surviving company of the Merger, may be hereinafter referred to as the “Surviving Company.”

2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time on the fifth Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Ellenoff Grossman & Schole LLP, 370 Lexington Avenue, New York, NY, unless another place is agreed to in writing by the parties hereto. The date and time of the Closing are referred to herein as the “Closing Date.”

2.3 Effective Time. At the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent time as Parent and Company shall agree and as shall be specified in the Certificate of Merger (the date and time that the Merger becomes effective being referred to herein as the “Effective Time”).

2.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, all of the properties, rights, privileges, powers and franchises of the Company and the Merger Subsidiary shall vest in the Surviving Company and all of the debts, liabilities, duties and obligations of the Company and the Merger Subsidiary shall become the debts, liabilities, duties and obligations of the Surviving Company.

2.5 Effect on Stock. Upon the terms and conditions of this Agreement, at the Effective Time, as a result of the Merger and this Agreement and without the need for any further action on the part of the Merger Subsidiary, the Company or any of their respective stockholders, the following shall occur:

(a) Immediately prior to the Effective Time each share of Company common stock (hereinafter referred to as “Company Common Stock” or the “Company Capital Stock”) outstanding immediately prior to the Effective Time shall be deemed canceled and converted into the right to receive: (i) a pro rata portion of the Stock Consideration in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company and (ii) a pro rata portion of the Cash Consideration. Until properly delivered to Parent or the Surviving Company pursuant to Section 2.16, any certificate evidencing shares of Company Stock (a “Certificate”) shall be deemed for all purposes to evidence only the right to receive the consideration described in this Section 2.5(a). Upon proper delivery to Parent of the Surviving Company, the Certificate shall be deemed cancelled as of the Effective Time.

(b) The specific ratio of exchange for the Company Common Stock for shares of Parent Common Stock (“Share Exchange Ratio”) as well as the specific Merger Consideration to be received by the holders of the Company Capital Stock have been prepared by the Company in accordance with an Allocation Agreement, dated the date of this Agreement, entered into by and among the Company and all of the holders of the Company Capital Stock (the “Allocation Agreement”) and are set forth on Schedule 2.5(a) and will be confirmed or adjusted by the Company, as applicable, at the Closing. Parent shall issue the Merger Consideration (as defined in the next sentence) in accordance with the Allocation Agreement. For purposes of this Agreement, the term “Merger Consideration” shall be deemed to include (i) the Stock Consideration and (ii) the Cash Consideration.

2.6 Certificate of Incorporation. As of the Effective Time, and without any further action on the part of the Company and Merger Subsidiary, the certificate of incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation for the Surviving Company, except that the name of the Surviving Company shall be Hotels At Home, Inc., and thereafter shall continue to be the certificate of incorporation until changed or amended as provided therein and under applicable law.

2.7 Officers and Directors.

(a) Members of Board of Directors. At the Effective Time, the members of the Board of Directors of Parent and Surviving Company shall be designated as follows:

(i) Parent shall designate two members of the Board of Directors (the “Parent Directors”) of Parent;

(ii) The Stockholders’ Representative shall designate two members of the Board of Directors (the “Stockholders’ Representative Directors”) of Parent;

(iii) Parent and Stockholders’ Representative shall designate one Independent member of the Board of Directors of Parent (the “Independent Director”, together with the Parent Directors, the Stockholders’ Representative Directors, the “Directors”);

(iv) In the event of a listing on NASDAQ, AMEX or another stock exchange requires a majority of Independent directors, Parent and Stockholders’ Representative shall each replace one Parent Director and Stockholders’ Representative Director respectively with an Independent director not already serving as the Independent Director. Parent and Stockholders’ Representative shall have the right to veto the nomination of any Independent director designated by Parent or Stockholders’ Representative pursuant to this Section 2.7(a)(iv).

(v) The Stockholders’ Representative shall have the right to designate a majority of the members of the board of directors of the Surviving Company for such time that the Stockholders own such number of shares of the Stock Consideration which shall equal at least 25% of the Stock Consideration.

(b) Officers of Parent and the Surviving Company. From and after the Effective Time, the officers of Parent and of the Surviving Company shall be elected by the Board of Directors of each entity; provided, however, that [A] Peter Engel shall be elected Chairman of the Board of Parent (“Parent Chairman”), Michael Ware shall be elected President and Chief Executive Officer of Parent, Robin Ware shall be elected Chief Operating Officer of Parent, Raymond Romano shall be elected Chief Financial Officer of Parent and Howard Cohl shall be elected Executive Vice President, Strategic Initiatives of Parent (“Parent VP”), in each case to serve until his successor is elected and qualified or until his earlier death, resignation or termination; provided, however, that each such officer shall continue to serve in such capacity for at least one year after the Effective Date unless such director or officer is terminated For Cause, and [B] Michael Ware shall be elected Chief Executive Officer of the Surviving Company, Robin Ware shall be elected Chief Operating Officer of the Surviving Company and Raymond Romano shall be elected Chief Financial Officer of the Surviving Company, in each case to serve until his or her successor is elected and qualified or until his or her earlier death, resignation or termination.

(c) The Directors and the Officers of Parent as described in this Section 2.7 shall hold their respective positions commencing upon the Effective Date and continuing for a period of at least one year after the Effective Date unless such director or officer is terminated For Cause. If prior to the expiration of such one year period the Board of Directors of Parent call a special or annual meeting of its stockholders at which Directors are to be elected, then the Parent Directors shall be included as nominees for election to the Board of Directors of Parent. If either Parent Chairman or Parent VP cease to hold an executive officer position with Parent either during or after such one year period, unless Parent Chairman or Parent VP, as applicable, was terminated For Cause, Parent shall enter into a consulting agreement with such individual for a term expiring on or after the date which is five years after the Effective Date, pursuant to which such individual shall receive nominal consideration and work with management of Parent to evaluate strategic partners and potential business combinations for Parent.

2.8 Certain Other Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.9 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Company Capital Stock (a “Company Certificate”) with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate until such holder shall surrender such Company Certificate. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Parent Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

2.10 Waiver of Dissenters’ Rights. Prior to or concurrently with the execution of this Agreement, the Stockholders of the Company have waived any dissenters’ or appraisal rights under Section 262 of the Delaware General Corporate Law.

2.11 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered or deliverable to the holders of Company Capital Stock in accordance with the terms of this Article 2 shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock. Until surrendered as contemplated by this Agreement, each Company Certificate representing Company Capital Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender solely the Merger Consideration (and any cash to be paid pursuant hereto for fractional shares).

2.12 Allocation of Amounts Paid By Parent. Payment of all amounts paid by Parent to the Stockholders’ Representative or to such accounts as directed by the Stockholders’ Representative hereunder shall constitute payment and delivery to each of the Stockholders in satisfaction of all obligations of Parent and the Surviving Company to pay and deliver such amounts hereunder.

2.13 Intentionally Omitted.

2.14 No Fractional Shares of Parent Common Stock.

(a) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent.

(b) Cash for Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price for a share of Parent Common Stock on OTCBB, or such other public market on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately before the date on which the Effective Time occurs.

2.15 No Liability. None of Parent, Merger Subsidiary, Company or the Surviving Company shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.16 Surrender of Certificates. Upon surrender of Company Certificates at Closing, the holders of such Company Certificates shall receive in exchange therefor Merger Consideration in accordance with Schedule 2.5(a) attached hereto, as amended if applicable, and the Company Certificates surrendered shall be canceled. Until so surrendered, outstanding Company Certificates shall be deemed, from and after the Effective Time, to evidence only the right to receive the applicable Merger Consideration issuable pursuant hereto and the Allocation Agreement.

2.17 Lost, Stolen or Destroyed Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration payable in exchange therefor; provided, however, that as a condition precedent to the issuance of such Merger Consideration, the holder of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or the Surviving Company with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

2.18 Withholding. Each of Parent and the Merger Subsidiary shall be entitled to withhold from any consideration payable or deliverable pursuant to the terms of this Agreement to any Stockholder, such amounts as may be required to be withheld pursuant to any Law, including, without limitation, any amounts required to be withheld pursuant to the Code. To the extent any amounts are so withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Stockholder to whom such amounts would have otherwise been paid.

2.19 Further Assurances. If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record of otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

2.20 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. On or after the Effective Time, any Company Certificate presented to Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Capital Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled.

2.21 Tax Consequences. For U.S. federal income tax purposes, the parties intend that the Merger be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. Accordingly, unless otherwise required by Law, no party shall take any action or fail to take any action that reasonably could be expected to jeopardize the treatment of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and the parties shall not take any position on any Tax Return (as defined herein) or in any proceeding relating to the Tax consequences of the Merger inconsistent with this Section 2.21. Notwithstanding the forgoing, the parties understand and agree that only the Stock Consideration portion of the Merger Consideration shall be deemed eligible for a “tax free” exchange under Section 368 of the Code.

2.22 Escrow. As the sole remedy for the indemnity obligations set forth in Article X hereof, at the Closing, an aggregate of 631,657 shares of Parent Common Stock issued or issuable as a result of the Merger (the “Escrow Shares”) shall be deposited into escrow to be held during the period commencing on the Closing Date and ending on the date which is ten (10) Business Days after Parent’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 is filed with the SEC, but in no event later than April 30, 2009, which shares shall be allocated among the holders of Company Capital Stock in accordance with the terms and conditions of the Allocation Agreement and the Escrow Agreement to be entered into among Parent, Stockholders’ Representative (as defined in Article XI) and Continental Stock Transfer & Trust Company, as escrow agent, in substantially the form of Exhibit A (the “Escrow Agreement”).

2.23 Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to Affiliates of the Company identified on Schedule 2.23 attached hereto will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear the appropriate legend.

ARTICLE III
CONDITIONS TO CLOSING

3.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each of Parent, the Merger Subsidiary and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. (i) No Governmental Agency or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statue, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Agency shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Agency of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(b) Parent Stockholder Approval. Parent shall have obtained from its stockholders in accordance with the DGCL approval of this Agreement, the Merger and the transactions contemplated hereby; provided, however, that stockholders of Parent holding more than 27.26% of the IPO Shares shall not have voted against the Merger and exercised their conversion rights under the Parent Charter to convert their shares of Parent Common Stock into a cash payment from the Trust Fund;

(c) Employment Agreements. Robin Ware, Michael Ware and Raymond Romano shall have duly executed and delivered to Parent an employment agreement in form and substance mutually acceptable to such parties and substantially in the form of Exhibits B, C and D, respectively;

(d) Indemnification Agreements. Parent and each of Robin Ware, Michael Ware and Raymond Romano shall have entered into an indemnification agreement in form and substance mutually agreeable to such parties;

(e) Escrow Agreement. The Stockholders’ Representative and Parent Representative (as defined in Article XI) shall have duly executed and delivered to Parent the Escrow Agreement; and

(f) Fairness Opinion. The Board of Directors of Parent shall have obtained within a reasonable time after Parent receives the New Financial Statements an opinion from Ladenburg Thalmann & Co. Inc. stating that the terms of the Merger are fair to Parent and to its stockholders from a financial point of view.

Any condition specified in this Section 3.1 may be waived by the Company or Parent, as applicable; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Company or Parent, as applicable.

3.2 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Parent and the Merger Subsidiary shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or the Merger Subsidiary;

(b) Performance of Obligations of Parent and the Merger Subsidiary. Parent and the Merger Subsidiary shall have each performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) No Proceedings. No action, suit or proceeding shall be pending or threatened before any Governmental Agency which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and the transactions contemplated by this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect;

(d) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent;

(e) Parent Charter Amendment. The Parent Charter shall have been amended to provide for the structure and election of the board of directors as provided herein and all necessary actions on the part of Parent shall have been taken to elect the new slate of directors to the board of directors of the Merger Subsidiary as of the Effective Time; and

(f) Merger Subsidiary Charter Amendment; Board of Directors. The Merger Subsidiary Charter shall have been amended to provide for the structure and election of the board of directors as provided herein and all necessary actions on the part of Parent and the Merger Subsidiary shall have been taken to elect the new slate of directors to the board of directors of the Merger Subsidiary as of the Effective Time;

(g) Parent Stockholder Approval of Stock Option Plan. Parent shall have obtained approval from its stockholders in accordance with the DGCL of an incentive stock option plan (as defined below) providing for a reserve of 1,400,000 shares of common stock.

(h) Deliverables.

(i) Merger Consideration. Parent shall have delivered the Stock Consideration less the Escrow Shares and all of the Cash Consideration to the Stockholders’ Representative or such accounts designated by the Stockholders’ Representative (for the benefit of the Stockholders);

(ii) Legal Opinion. Parent shall have delivered to the Stockholders’ Representative an opinion of Ellenoff Grossman & Schole LLP, dated the Closing Date, in a form reasonably acceptable to the Stockholders’ Representative’s counsel;

(iii) Officers’ Certificates. Each of Parent and the Merger Subsidiary shall have delivered a certificate from an officer in the form reasonably acceptable to the Company, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.2(a) and (b) hereof have been satisfied;

(iv) Secretary’s Certificates. The Company shall have received a duly executed certificate from the Secretary of each of Parent and the Merger Subsidiary with respect to: (a) the certificate of incorporation, as certified by the Secretary of State of Delaware as of a recent date, and bylaws of such entities, (b) resolutions of the board of directors of such entities with respect to the authorizations of this Agreement and the other agreements contemplated hereby, (c) a certificate of existence and good standing of such entities as of a recent date from the Secretary of State of Delaware and (d) the incumbency of the executing officers of such entities;

(v) Required Consents. Parent shall have delivered copies of all consents, approvals, releases from and filings with, Governmental Agencies and third parties set forth on Schedule 3.2(h) required in order to effect the transactions contemplated by this Agreement which Parent is responsible to obtain pursuant to the terms of this Agreement;

(vi) Resignations. All current officers and directors of the Merger Subsidiary and Parent shall have executed and delivered their resignation unless it is contemplated by this agreement that such officer or director continue in Office following the Closing;

(vii) Registration Rights Agreement. Parent shall have entered into a registration rights agreement in substantially the form of Exhibit E (the “Registration Rights Agreement”) with each of the Company’s stockholders receiving Parent Common Stock or the Stockholders’ Representative on their behalf; and

(viii) Stock Option Plan. Parent shall have established the Stock Option Plan (hereinafter defined) and delivered to each of the Stockholders a stock option agreement pursuant to the employment agreements referenced in Section 3.1(c) hereto.

(ix) Instruments and Possessions. In order to effect the Merger, Parent and Merger Subsidiary shall have executed and/or delivered to the Company such other certificates, documents, instruments and agreements as Parent shall deem necessary in its reasonable discretion in order to effectuate the Merger and the other transactions contemplated herein, in form and substance reasonably satisfactory to the Company.

(i) Form of Deliverables. The form and substance of all certificates, instruments, opinions or other documents delivered by or on behalf of Parent or the Merger Subsidiary to the Company or the Stockholders’ Representative under this Agreement shall be satisfactory in all reasonable respects to the Stockholders’ Representative, the Company, and their counsel; and

Any condition specified in this Section 3.2 may be waived by the Company; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Company.

3.3 Additional Conditions to the Obligations of Parent and the Merger Subsidiary. The obligations of Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) No Proceedings. There shall not be pending or threatened any suit, litigation, action or other proceeding relating to the transactions contemplated by this Agreement except as disclosed to Parent;

(d) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(e) Intentionally Omitted.

(f) Deliverables.

(i) Legal Opinion. The Company shall have delivered to Parent an opinion of DLA Piper US LLP, dated the Closing Date, in a form reasonably acceptable to Parent’s counsel;

(ii) Officer’s Certificate. Parent shall have received a certificate from an officer of the Company in the form reasonably acceptable to Parent, dated the Closing Date, stating that the applicable preconditions specified in Section 3.3(a) and (b) hereof, have been satisfied;

(iii) Secretary’s Certificate. Parent shall have received a duly executed certificate from the Secretary of the Company with respect to: (a) the certificate of incorporation, as certified by the Secretary of State of Delaware as of a recent date, and bylaws of the Company, (b) resolutions of the board of directors of the Company with respect to the authorizations of this Agreement and the other agreements contemplated hereby, (c) a certificate of existence and good standing of the Company as of a recent date from the Secretary of State of the State of Delaware and each jurisdiction in which the Company is required to be qualified to do business and (d) the incumbency of the executing officers of the Company;

(iv) Required Consents. Company shall have delivered the Governmental Agency and third party consents, approvals and releases set forth on Schedule 3.3(e), all of which are necessary in connection with the consummation of the transactions contemplated hereby;

(v) Allocation Agreement. The Stockholders shall have executed and delivered the Allocation Agreement, and such agreement shall be in full force and effect;

(vi) Lockup Agreement. Each of the Stockholders and all officers and directors of the Company shall have executed a Lockup Agreement in substantially the form attached hereto as Exhibit G (the “Lockup Agreement”), that such person shall not sell, pledge, transfer, assign or engage in any hedging transaction with respect to Parent Common Stock issued to such stockholders as part of the Merger Consideration commencing upon the Effective Time, and all Stock Consideration shall be released from the Lock-Up Agreement twelve (12) months following the Effective Time;

(vii) Release. Parent shall have received from the Stockholders, a release in the appropriate form attached hereto as Exhibit F;

(viii) Books and Records. Parent shall have received the stock books, stock ledgers, minute books, and corporate seals, if any, of the Company and the stock certificate representing all of the issued and outstanding stock of the Company; and

(ix) FIRPTA. The Company shall have delivered to Parent a properly executed FIRPTA Notification Letter, in form and substance reasonably acceptable to Parent, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

(g) Form of Deliverables. The form and substance of all certificates, instruments, opinions or other documents delivered by or on behalf of Stockholders’ Representative or the Company to Parent under this Agreement shall be satisfactory in all reasonable respects to Parent and its counsel.

Any condition specified in this Section 3.3 may be waived by Parent; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Parent.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Parent or as expressly contemplated by this Agreement, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company, except as expressly contemplated by this Agreement, shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers and employees and to preserve the present relationships of the Company with such of the customers, suppliers, licensors, licensees, or distributors with which the Company has significant business relations. By way of amplification and not limitation, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), the Company shall not, between the date of this Agreement and the Effective Time, except as set forth in Schedule 4.1 of the Company Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

(a) Amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) Except for the issuance of stock options under the Company’s Option Plan to employees and consultants of the Company, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of the Company;

(c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company Capital Stock; provided, however that the Company shall be entitled:

(i) to make payments to each of the Stockholders on a bi-monthly basis as and when other employees of the Company are paid, a base salary based upon the base compensation (excluding any tax distribution, bonus or other unordinary payments but including payments to a Company Plan) paid to the Stockholder at the same rate as of the date hereof; and

(ii) to make payments to each Stockholder on a quarterly basis an amount not to exceed the estimated tax obligation of each Stockholder for income tax (federal and state) for any taxable year or portion thereof, up to the calendar quarter ending immediately prior to the Closing.

(d) Amend the terms of any Company Plan to make the terms of such plan more favorable to its participants or to increase any benefit under such plan.

(e) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

(f) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable Law;

(g) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including the Company Capital Stock (except (i) by incurring Permitted Liens; and (ii) equipment and property no longer used in the operation of the Company’s business) other than in the ordinary course of business consistent with past practice;

(h) Except as may be required as a result of a change in Law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(i) Settle or compromise any pending or threatened suit, action or claim (other than the payment of health benefit claims on behalf of customers of the Company) involving a payment by the Company in excess of $100,000;

(j) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(k) Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering the Company or its properties, assets and businesses or comparable replacement policies;

(l) Except for moving expenses related to the Company’s relocation and the updating or duplicating the IT system, authorize or make capital expenditures in excess of $350,000;

(m) (i) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any Tax, or surrender any right to claim a Tax refund or (ii) consent, without providing advance notice to Parent, to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(n) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Capital Stock or its stock options or debt securities;

(o) (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) incur any indebtedness for borrowed money (including pursuant to any commercial paper program or credit facility of the Company) or issue any debt securities; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, other than any subsidiary of the Company, or (iv) make any loans, advances or capital contributions to, or investments in, any Person other than subsidiaries or providers of the Company in the ordinary course of business consistent with past practice;

(p) Except as set forth in Schedule 4.1 of the Company Disclosure Schedule, enter into or renew, extend, materially amend or otherwise materially modify (i) any Company Material Contract, or (ii) any other contract or agreement (with “other contract or agreement” being defined for the purposes of this subsection as a contract or agreement which involves the Company incurring a liability in excess of $200,000 and which is not terminable by the Company without penalty upon one year or less notice);

(q) Except as set forth in Schedule 4.1 of the Company Disclosure Schedule and except to the extent required under this Agreement or pursuant to applicable law, increase the salary, compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to the Company);

(r) Grant any license with respect to Intellectual Property Rights other than non-exclusive licenses granted in the ordinary course of business;

(s) Take any action or omit to take any action that would reasonably be expected to cause any Intellectual Property Rights used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

(t) Take or fail to take any action that would prevent the Merger from qualifying as reorganization within the meaning of Section 368(a) of the Code;

(u) Pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than, without limitation, any expenses incurred in connection with the transactions contemplated hereby and the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

(v) Enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of the Company’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K; or

(w) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(u) or any action which would result in any of the conditions set forth in Article IV not being satisfied or would materially delay the Closing.

4.2 Conduct of Business of Parent Pending the Merger. Parent covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by the Company, Parent shall not except as set forth in Schedule 4.2 of the Parent Disclosure Schedule, directly or indirectly:

(a) Amend the Parent Charter or bylaws or equivalent organizational documents;

(b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of Parent;

(c) Except for payments reserved for dissenting stockholders not exceeding 27.26%, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

(e) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable Law or consummate the Merger;

(f) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock other than in the ordinary course of business consistent with past practice;

(g) Except as may be required as a result of a change in Law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h) Settle or compromise any pending or threatened suit, action or claim involving a payment by Parent in excess of $100,000;

(i) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(j) Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering Parent or its properties, assets and businesses or comparable replacement policies;

(k) Authorize or make capital expenditures;

(l) (i) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any Tax, or surrender any right to claim a Tax refund or (ii) consent, without providing advance notice to the Company, to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(m) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

(n) (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) incur any indebtedness for borrowed money or issue any debt securities; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than providers of Parent in the ordinary course of business consistent with past practice; provided, however, that Parent may undertake and consummate one or more private placements of its equity and/or debt securities prior to the Closing Date upon terms acceptable to it, after consultation with the Stockholders; provided further, however, that: (a) the gross proceeds of such private placement do not exceed the lesser of the amount paid in Conversion Payments and $5,000,000, (b) Parent shall use commercially reasonable efforts to ensure that the per share consideration received for any equity securities offered or sold in such private placement is not less than a discount of more than 20% of the average closing price of Parent’s Common Stock for the 10 days prior to the closing of the private placement and (c) the net proceeds of such private placement are used solely to: (i) pay a portion of the Cash Consideration and (ii) provide working capital to the Company;

(o) Except as set forth in Section 4.2 of the Parent Disclosure Schedule, enter into or renew, extend, materially amend or otherwise materially modify (i) any material contract, or (ii) any other contract or agreement (with “other contract or agreement” being defined for the purposes of this subsection as a contract or agreement which involves Parent incurring a liability in excess of $200,000 and which is not terminable by Parent without penalty upon one year or less notice);

(p) Except as set forth in Section 4.2 of the Parent Disclosure Schedule and except to the extent required under this Agreement or pursuant to applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of Parent in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Parent, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to Parent);

(q) Take or fail to take any action that would prevent the Merger from qualifying as reorganization within the meaning of Section 368(a) of the Code;

(r) Pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Parent or incurred in the ordinary course of business and consistent with past practice;

(s) Enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of Parent’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K; or

(t) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2 (a) through 4.2 (s) or any action which would result in any of the conditions set forth in Article IV not being satisfied or would materially delay the Closing.

4.3 Operational Matters. From the date of this Agreement until the Effective Time, at the request of Parent, senior management of Company shall (a) confer on a regular and frequent basis with Parent and (b) report to Parent on operational matters. Company shall file or furnish all reports, communications, announcements, publications and other documents required to be filed or furnished by it with all Governmental Entities between the date of this Agreement and the Effective Time and Company shall (to the extent any report, communication, announcement, publication or other document contains any statement relating to this Agreement or the Merger, and to the extent permitted by law or regulation) consult with Parent for a reasonable time before filing or furnishing any such report, communication, announcement, publication or other document and mutually agree upon any such statement and deliver to Parent copies of all such reports, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses and operations.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE
COMPANY AND ITS SUBSIDIARIES

Subject to the exceptions set forth in the schedules of the Company delivered by the Company to Parent and the Merger Subsidiary concurrently with this Agreement (the “Company Disclosure Schedule”), as a material inducement to Parent and the Merger Subsidiary to enter into this Agreement, the Company, Robin Ware, Michael Ware and Raymond Romano, jointly and severally, represent and warrant to Parent as follows:

5.1 Organization and Power; Subsidiaries and Investments. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Company and its Subsidiaries are each qualified to do business as foreign entities and are in good standing in the jurisdictions listed on the attached Schedule 5.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires the Company or its Subsidiaries to be so qualified except where the failure to be qualified would not result in a Material Adverse Effect. The Company and its Subsidiaries have all requisite corporate power and authority to own their assets and carry on their business as now conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The certificate of incorporation and bylaws of the Company and its Subsidiaries, which have previously been furnished to Parent, reflect all amendments thereto and are correct and complete in all respects. Except for Roth Associates Interactive, Inc. and Hotels at Home SAS, the Company has no Subsidiaries and neither the Company nor its Subsidiaries own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company and no other act or proceeding on the part of the Company, its boards of directors or stockholders is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.3 Capitalization. Schedule 5.3 attached hereto accurately sets forth the authorized and outstanding equity of the Company and its Subsidiaries and the name and number of shares held by each stockholder thereof. All of the issued and outstanding shares of the Company and its Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of the Company or its Subsidiaries is authorized or outstanding. Except as set forth in Schedule 5.3, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or its Subsidiaries is a party or which is binding upon the Company or its Subsidiaries providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company or its Subsidiaries.

5.4 No Breach. Except as set forth on Schedule 5.4 attached hereto, and as would not have a Material Adverse Effect, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the certificate of incorporation or bylaws of the Company or its Subsidiaries, any material Law, any material Order or any material Contract to which the Company or its Subsidiaries or their respective Assets is bound; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any Assets or any of the equities of the Company or its Subsidiaries; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which the Company or its Subsidiaries or any of their respective Assets is bound.

5.5 Financial Statements.

(a) Each of the Financial Statements when delivered will be accurate and complete in all material respects and will present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries throughout the periods covered thereby and will have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The representations and warranties contained in this Section 5.5(a) shall only become effective as to each Financial Statement as and when the Company delivers such Financial Statement to Parent and indicates that it is acceptable for inclusion in the Proxy Statement.

(b) There has not been, since December 31, 2006, nor to the Company’s Knowledge is there pending, any material change in accounting requirements or principals imposed on the Company or its Subsidiaries.

5.6 Absence of Certain Developments. Except as set forth in Schedule 5.6 attached hereto, since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past custom and practice, and neither the Company nor its Subsidiaries has:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any of its Assets or any portion thereof (other than sales of inventory, in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien, except for Permitted Liens;

(c) Made any material capital expenditures or commitments therefor in excess of $350,000, other than in the ordinary course of business consistent with past custom and practice and not disclosed in the Company’s or its Subsidiaries’ business plans provided to Parent; provided, however, the Company may enter into agreements to increase its office space, duplicate and/or update its IT systems and lease office equipment;

(d) Created, incurred or assumed any Indebtedness and has not guaranteed any Indebtedness or Liability of any Person and all Indebtedness will be included in the calculation of Adjusted Cash;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of the Company or its Subsidiaries with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity, other than cash dividends paid to any shareholder of the Company or its Subsidiaries in the ordinary course of business consistent with past custom and practice;

(f) Declared, set aside or paid any salary or compensation to any director or employee outside the ordinary course of business consistent with past custom and practice;

(g) Declared, set aside or paid any amounts to any of the Company’s Affiliates outside the ordinary course of business consistent with past custom and practice;

(h) Amended or authorized the amendment of its certificate of incorporation or bylaws;

(i) Committed or agreed to any of the foregoing; or

(j) Received any notice from any material customer, supplier or other Person with whom the Company or its Subsidiaries has a material business relationship indicating that said Person intends to change their respective relationship the Company or its Subsidiaries.

5.7 Real Property Leases.

(a) Leased Real Property. Schedule 5.7(a) sets forth the address of each Leased Real Property facility of the Company and its Subsidiaries. With respect to the Leased Real Property, except as set forth on Schedule 5.7(a): (i) the Leases are legal, valid, binding and enforceable against the Company and its Subsidiaries and are in full force and effect and have not been amended, assigned, supplemented, or modified in writing or otherwise; (ii) the transactions contemplated hereby do not require the consent of any other Person and, to the Knowledge of the Company, will not result in a breach of or default under the Leases or permit the termination, modification or exercise of any right under the Leases; and (iii) neither the Company nor its Subsidiaries are in breach or default under the Leases and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Leases. There are no other agreements between the landlord or sublandlord under the Leases and the subtenant or tenant under the Leases concerning the space rental under the Leases, whether oral or written. Neither the Company nor its Subsidiaries have subleased any of the Leased Real Property to any Person.

(b) Real Property Used in the Business. The Leased Real Property identified on Schedule 5.7(a) comprises all of the real property used in the operation of the Business. Neither the Company nor its Subsidiaries now have, nor has ever had, any fee interest in any real property.

(c) Leases. To the Knowledge of the Company, all conditions and agreements under the Leases to be satisfied or performed by each landlord or sublandlord under the Leases have been satisfied and performed in all material respects. To the Knowledge of the Company, there are no uncured defaults on the part of each landlord or sublandord under the Leases. Neither the Company nor its Subsidiaries have sent any notice of default under the Leases to any landlord or sublandlord under the Leases; and there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by any landlord or sublandlord under the Leases.

(d) Cost of the Leased Real Property. The rents, income and charges set forth in the Schedule 5.7(d) attached hereto are the actual rents, income, expenses and charges presently being paid by the Company or its Subsidiaries and are for and in connection with the Leased Real Property.

5.8 Title to Assets. Except for (a) leased Personal Property and (b) the Personal Property of the Stockholders described on Schedule 5.8 attached hereto and Proprietary Rights licensed from third parties, the Company and its Subsidiaries owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the personal, tangible and intangible personal property and Assets used in the Business, including, without limitation, the assets shown on the Audited Financial Statements. The Company owns all of the issued and outstanding stock of each of Roth Associates Interactive, Inc. and Hotels at Home SAS. None of the Permitted Liens materially interfere with the ordinary conduct of the Business or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto.

5.9 Contracts and Commitments.

(a) To the Company’s knowledge, Schedule 5.9(a) attached hereto lists all of the following Contracts of the Company and its Subsidiaries which are currently in effect as of the date hereof (and, as identified on Schedule 5.9(a), the “Material Contracts”):

(i) Contracts (other than purchase orders entered into in the ordinary course of business) which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company or its Subsidiaries from any one Person under which the undelivered balance of such products or services has a purchase price in excess of Twenty-Five Thousand Dollars ($25,000);

(ii) Contracts (other than purchase orders entered into in the ordinary course of business) which provide for the sale of products or services by the Company or its Subsidiaries and under which the undelivered balance of such products or services has a sale price in excess of Twenty-Five Thousand Dollars ($25,000);

(iii) Contracts relating to the borrowing of money by the Company or its Subsidiaries, to the granting by the Company or its Subsidiaries of a Lien on any of its assets, or any guaranty by the Company or its Subsidiaries of any obligation or Liability in any case involving a Liability in excess of Twenty-Five Thousand Dollars ($25,000);

(iv) Contracts with dealers, distributors, brokers or sales representatives which are likely to involve payments in excess of Twenty-Five Thousand Dollars ($25,000);

(v) Contracts relating to advertising or media commitments for its products or services which are likely to involve payments in excess of Twenty-Five Thousand Dollars ($25,000);

(vi) Contracts pursuant to which the Company or its Subsidiaries is a lessor or a lessee of any property, Personal Property or real property, or holds or operates any tangible Personal Property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed Twenty-Five Thousand Dollars ($25,000);

(vii) Contracts relating to the manufacture or packaging of any of the Company’s or its Subsidiaries’ products which are likely to involve payments in excess of Twenty-Five Thousand Dollars ($25,000);

(viii) Contracts for the use, license or sublicense of any Proprietary Rights owned or licensed by the Company or its Subsidiaries or otherwise used in the Business (other than any license of mass-marketed or otherwise generally available software);

(ix) any power of attorney (whether revocable or irrevocable) given to any Person by the Company or its Subsidiaries;

(x) Contracts by the Company or its Subsidiaries not to compete in any business or in any geographical area or with respect to which the Company or its Subsidiaries is the beneficiary of any non-compete provision;

(xi) Contracts restricting the right of the Company or its Subsidiaries to use or disclose any information in their possession or with respect to which the Company or its Subsidiaries is the beneficiary of any confidentiality, nondisclosure or non-use provision;

(xii) any partnership, joint venture or other similar arrangements;

(xiii) any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of the Company or its Subsidiaries including, without limitation, all contracts involving Bonus Payments;

(xiv) any Contract with any officer, director, shareholder or any of their respective Affiliates except for employment agreements with its officers (which shall be identified as an Affiliate contract on Schedule 5.9(a)); and

(xv) any other Contract by the Company or its Subsidiaries which is material to the operation of the Business.

(b) Except as disclosed on the attached Schedule 5.9(b): (i) neither the Company nor its Subsidiaries has materially breached or cancelled any Contract; (ii) to the Company’s Knowledge, none of the Company’s or its Subsidiaries’ Contracts have been breached in any respect or canceled by the other party which has not been duly cured or reinstated; (iii) to the Company’s Knowledge, neither the Company nor its Subsidiaries is in receipt of any written claim of default under any Contract; (iv) to the Company’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any Contract or create in any Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under any Contract; (v) no Person has given written notice to the Company or its Subsidiaries of repudiation of any provision of any Contract; and (vi) neither the Company nor its Subsidiaries has received any written notice of any, and to the Company’s and its Subsidiaries Knowledge there is no, impending change of any relationship with any customer or supplier of the Company or its Subsidiaries or other Person with whom the Company or its Subsidiaries has a material business relationship. To the Company’s and its Subsidiaries’ Knowledge, each Contract is valid, binding and in full force and effect and enforceable in accordance with its terms. Except as disclosed on Schedule 5.9(b), all of the Material Contracts are either terminable at will or on not more than 90 days advance notice by the Company or its Subsidiaries and in either case without penalty.

(c) Except as disclosed on Schedule 5.9(a), the Company and its Subsidiaries has made available to Parent true, correct and complete copies of all of the Material Contracts together with all amendments or waivers thereof.

(d) Each of the Company’s and its Subsidiaries’ Contracts have been entered into without the commission of any act by or on behalf of the Company, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in violation of any Law.

(e) Except as disclosed on Schedule 5.9(e), the Company has obtained all consents from third parties required under the Material Contracts which are necessary to consummate the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not result in the termination or breach of any of the Material Contracts.

5.10 Proprietary Rights.

(a) The Company and its Subsidiaries are the owners of, or have the exclusive right to use all Proprietary Rights used in the operation of the Business as presently conducted and as presently proposed to be conducted by Parent following the Closing. Each item of Proprietary Rights will be owned or available for use by the Company or its Subsidiaries on identical terms and conditions immediately subsequent to the Effective Time.

(b) To the Knowledge of the Company and its Subsidiaries, except as disclosed in Schedule 5.10(b), neither the Company nor its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Person, and there are no unresolved charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that Company must license, or refrain from using, any Proprietary Rights of any Person). To the Knowledge of the Company and its Subsidiaries, except as disclosed in Schedule 5.10(b), no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights owned or used by the Company or its Subsidiaries in the Business. Schedule 5.10(b) lists all Proceedings pending or, to the Knowledge of the Company, threatened, which challenges the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by the Company or its Subsidiaries in the Business.

(c) To the Knowledge of the Company and its Subsidiaries, neither the Company nor its Subsidiaries has engaged in any business practices that are unfair, improper or illegal, including any misrepresentation of the origin, source, or composition of any of their products and any misrepresentation as to the endorsement, sponsorship or affiliation of any of their products by any Person or group.

(d) Schedule 5.10(d) identifies: (i) each patent, trademark registration and copyright registration which has been issued to the Company or its Subsidiaries; and (ii) each pending patent application, trademark registration application and copyright registration application which has been made by or on behalf of the Company or its Subsidiaries with respect to any Proprietary Rights. The Company and its Subsidiaries has made available to Parent correct and complete copies of all such registrations and applications (as amended to date or otherwise modified and in effect) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.10(d) also identifies all trade names, unregistered trademarks and servicemarks used by the Company in the Business. With respect to each of the foregoing items of Proprietary Rights:

(i) except as disclosed in Schedule 5.10(d)(i), the Company or its Subsidiaries possess all right, title and interest in and to the item, free and clear of any Lien other than Permitted Liens;

(ii) the item is not subject to any outstanding Order except for those which would not cause a Material Adverse Effect;

(iii) except as disclosed in Schedule 5.10(d)(iii), neither the Company nor its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;

(iv) each patent, each trademark registration and each copyright registration has been properly obtained in accordance with all applicable rules and regulations governing the prosecution of applications for such patents, or trademark or copyright registrations, and the Company has not engaged in any fraud or other misconduct with regard to the prosecution or procurement of the rights or interests associated with any patent, or trademark or copyright registration; and

(v) except as disclosed on Schedule 5.10(d)(v), to the Knowledge of the Company, all necessary application, registration, maintenance and renewal fees in connection with all patent, trademark and copyright registrations and applications for registration have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the registrations or applications for registration; and to the Knowledge of the Company, no issued patent and no trademark or copyright registration is subject to cancellation, re-examination, termination or withdrawal based upon circumstances existing on or prior to the date of the Closing.

(e) Schedule 5.10(e) identifies (a) each item of Proprietary Rights that the Company exploits pursuant to a license, sublicense or other agreement and (b) each item of Proprietary Rights that the Company licenses or sublicenses to any third Person or otherwise allows any third Person to use. The Company has made available to Parent correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date or otherwise modified and in effect). With respect to each of the foregoing items of Proprietary Rights:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the license, sublicense, agreement or permission shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) no item is subject to any outstanding Order; and

(vii) the Company’s ability to exploit each item is not limited in any material respect.

(f) The Company has taken all reasonably necessary and desirable actions to maintain and protect its right, title and interest in Proprietary Rights, including efforts to obtain confidentiality and non-disclosure agreements from each Person with access to such Proprietary Rights. To the Knowledge of the Company, each Person who has had access to confidential and proprietary information relating to the Business has a legal obligation of confidentiality to the Company with respect to such information.

5.11 Governmental Licenses and Permits. Schedule 5.11 contains a complete listing of all material Governmental Licenses held or used by the Company in the conduct of the Business. The Company owns or possesses all right, title and interest in and to all material Governmental Licenses that are necessary to own and operate the Business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental Licenses invalid in any material respect. The Company has materially complied with and is in material compliance with the terms and conditions of such Governmental Licenses and have not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise) (i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person, except as would not have a Material Adverse Effect.

5.12 Proceedings. Except as set forth in Schedule 5.12 or as would not have a Material Adverse Effect, there are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, or any of their assets or the Business and to the Company’s Knowledge, there is no basis for any Proceeding against the Company or its Subsidiaries or any of their assets or the Business; and neither the Company nor its Subsidiaries is subject to any Order of any Governmental Agency. Except as set forth on Schedule 5.12, neither the Company nor its Subsidiaries is currently required, whether by contract or operation of Law, to indemnify any of the officers, directors or employees (past or present) of the Company or its Subsidiaries and there have been no claims made against the Company or its Subsidiaries for indemnity by any past or present officer, director or employee.

5.13 Compliance with Laws. Except as set forth in Schedule 5.13, the Company and its Subsidiaries has materially complied with and are in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by the Company or its Subsidiaries alleging a violation of or liability or potential responsibility under any such Law or Order. To the Company’s Knowledge, since December 31, 2006, there has been no change in any applicable Laws that would have a Material Adverse Effect and there is no impending change in any applicable Laws that would have a Material Adverse Effect.

5.14 Environmental Matters. The Company and its Subsidiaries have materially complied with and are in compliance in all material respects with all Environmental Laws. Neither the Company nor its Subsidiaries has received any written notice regarding any, and to the Company’s Knowledge, there has been no, violation of, or any Liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of the Company or its Subsidiaries, except as would not have a Material Adverse Effect. Neither the Company nor its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any Liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws, except as would not have a Material Adverse Effect. To the Company’s Knowledge, (i) there has been no disposal, burial or placement of Hazardous Substances on or about the Leased Real Property; (ii) neither the Company nor its Subsidiaries nor any other Person has used all or part of the Leased Real Property or any lands contiguous to the Leased Real Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Leased Real Property, or on or under any lands in the vicinity of the Leased Real Property; (iv) there are no storage tanks on or under the Leased Real Property; (v) environmental conditions associated with the Leased Real Property are in compliance with all Environmental Laws; and (vi) the Company has disclosed to Parent all information in the Company’s or its Subsidiaries’ possession relating to the environmental condition of the Leased Real Property. Neither the Company nor its Subsidiaries has received any written notice from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Leased Real Property or suggesting they might look to the Company or its Subsidiaries for contribution to clean up such condition.

5.15 Employees. The Company and its Subsidiaries have materially complied with and are in compliance in all material respects with all applicable Laws relating to the employment of labor. There are no administrative charges or court complaints pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor and to the Company’s Knowledge, there is no basis for any administrative charge or court complaint, except as would not have a Material Adverse Effect. Neither the Company nor its Subsidiaries has experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown involving any of the employees of the Company or its Subsidiaries pending or, to the Company’s Knowledge, threatened. The Company is not a party to any labor or union agreement. Neither the Company nor its Subsidiaries has not implemented any employee layoffs that could implicate the WARN Act.

5.16 Employee Benefit Plans.

(a) Schedule 5.16(a) contains a complete list of each benefit plan in which current or former employees of the Company or its Subsidiaries participate, or which the Company or its Subsidiaries maintains, or to which the Company or its Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company is reasonably expected to have any material Liability (such plans, policies, programs and arrangements, shall be referred to herein collectively as the “Company Plans”).

(b) The Company has provided Parent with true and complete copies of: (i) all documents embodying each Company Plan, including all amendments thereto and related trust agreements, if any; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for each Company Plan; (iii) the most recently filed annual report (Form 5500), if any, and all schedules attached thereto for each Company Plan; and (iv) the most recent summary plan description and summary of material modifications, if any, required under ERISA for each Company Plan.

(c) Neither the Company nor its Subsidiaries nor any other Person that is or that has been a member of a controlled group or any other similar arrangement that would be combined with the Company or its Subsidiaries under Code Section(s) 414(b), (c), (m) or (o) participates in or contributes to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA).

(d) No Company Plan provides post-termination health, accident or life insurance benefits, other than group health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or applicable similar state Law (“COBRA”).

(e) No Company Plan is subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(f) There is no pending or, to the Company’s Knowledge, threatened Proceeding (other than routine claims for benefits) by or on behalf of any Company Plan or any trusts which are associated with such Company Plans. To the Company’s Knowledge, no Company Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Agency.

(g) The requirements of COBRA and of Code Section and 9801, et. seq., and any applicable state Laws have been met in all material respects with respect to each Company Plan that is subject to such applicable provisions.

(h) To the extent due and payable, all contributions (including all employer contributions and employee salary reduction contributions) and all premiums or other such payments have been paid to each Company Plan for any period ending on or before the Effective Time, except as would not have a Material Adverse Effect. All contributions, premiums and other payments which are not yet due have been accrued on the financial statements in accordance with generally accepted accounting principles consistent with past practice.

(i) Except as disclosed on Schedule 5.16(i), the completion of the transactions contemplated by this Agreement will not result, separately or in the aggregate, in the payment of any amount that will be: (i) non-deductible to the Company or its Subsidiaries or the Surviving Company under Code Section 280G; (ii) characterized as an “excess parachute payment” within the meaning of Code Section 280G(b)(1); or (iii) subject to the excise tax under Code Section 4999.

(j) Since January 1, 2005, the Company and its Subsidiaries have operated and administered all Company Plans that are nonqualified deferred compensation plans (as defined under Code Section 409A) in good faith compliance with the requirements of Code Section 409A and the rules, regulations and guidance issued thereunder. To the Company’s Knowledge, no employee of the Company or its Subsidiaries will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A. Except as set forth on Schedule 5.16(j), neither the Company nor its Subsidiaries is, nor has ever been, party to any tax indemnity agreement or other agreement that requires the Company or its Subsidiaries to “gross up” or otherwise compensate any employee because of the imposition of any income, excise or other Tax.

(k) The Company Plans have been maintained, funded and administered in accordance with their terms in all material respects and comply in form and in application in all material respects with the applicable requirements of ERISA and the Code.

5.17 Insurance.

(a) Schedule 5.17 lists each insurance policy (including policies providing property, liability, life and Worker’s Compensation coverage and bond and surety arrangements) to which the Company or its Subsidiaries is a party. Except as set forth on Schedule 5.17, true and correct copies of each such policy have been provided to Parent.

(b) To the Company’s Knowledge, each of the above listed policies are legal, valid, binding, enforceable and in full force and effect. Prior to the Closing Date, neither the Company nor its Subsidiaries will cancel or allow to expire any such policies unless replaced with other comparable insurance. Neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any other party to the policies, is in breach or default of the terms of the policies (including with respect to the payment of premiums or the giving of notices), and to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy, except as would not have a Material Adverse Effect; and to the Company’s Knowledge, no party to the policies has repudiated any provision thereof.

(c) Schedule 5.17 attached hereto describes any self-insurance arrangements affecting the Company or its Subsidiaries during the last seven (7) years. There are no retrospectively rated insurance policies with retrospective premium adjustments or other loss-sharing arrangements now nor have there been any within the last seven (7) years. True, correct and complete copies of all of the policies listed on Schedule 5.17 attached hereto have been furnished to Parent.

(d) Neither the Company nor its Subsidiaries has ever owned an insurance company, owned shares of any insurance company or participated in a “Rent-a-Captive.”

(e) The Company has provided Parent with claims histories for the past four (4) years under all business insurance policies held by the Company or its Subsidiaries involving claims in excess of Ten Thousand Dollars ($10,000) and said histories are, to the Company’s knowledge, true and accurate in all material respects.

5.18 Tax Matters. Except as set forth on Schedule 5.18:

(a) The Company and its Subsidiaries have, and by the Closing will have, timely filed all material Tax Returns that they are required to file as of the date of this Agreement and have paid in full all Taxes required to be paid by the Company or its Subsidiaries, as applicable, as disclosed by such Tax Returns, which Tax Returns are true, correct and complete in all material respects. On or before the Closing Date, the Company and its Subsidiaries will have timely filed all Tax Returns that it will have been required to file on or before the Closing Date and will have paid in full all Taxes required to be paid by it on or before the Closing Date as disclosed by such Tax Returns and said Tax Returns will be true, correct and complete in all material respects. Neither the Company nor its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, nor between the date hereof and the Effective Time will the Company or its Subsidiaries request any extension of time within which to file any Tax Return without promptly delivering to Parent a copy of such request. As of immediately before the Effective Time, there will be no Liens for Taxes on any of the Assets other than Permitted Liens. Neither the Company nor its Subsidiaries has ever been a member of a group of corporations that file a consolidated Tax Return for federal income Taxes or a member of an Affiliated Group other than a group of which the Company is the common parent.

(b) The Company and its Subsidiaries have complied with all Laws relating to the withholding of Taxes required to be paid or withheld by the Company or its Subsidiaries in all material respects and have, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) Neither the Company nor its Subsidiaries has waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of the Company or its Subsidiaries; neither the Company nor its Subsidiaries has received written notice of any impending audit relating to the Taxes of the Company or its Subsidiaries which has not yet commenced; and no deficiency for any Taxes required to be paid by the Company or its Subsidiaries has been proposed, asserted or assessed against the Company or its Subsidiaries in writing which has not been resolved and paid in full.

(d) Neither the Company nor its Subsidiaries is a party to any Tax allocation or Tax sharing agreement.

(e) Neither the Company nor its Subsidiaries has ever been or is currently liable to pay any tax to, or file any Tax Return with, any foreign Governmental Agency.

5.19 Brokerage. Except as disclosed on the attached Schedule 5.19, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company, its Subsidiaries, Stockholders’ Representative or any Stockholder. The Company and its Subsidiaries shall have paid all amounts due by them under the agreements set forth on Schedule 5.19 at or prior to the Closing.

5.20 Undisclosed Liabilities. To the Company’s knowledge, since December 31, 2006, neither the Company nor its Subsidiaries has incurred any Liability required to be disclosed on a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities:

(a) Reflected, disclosed or reserved against in (i) the balance sheet as of March 31, 2007 or the notes thereto or (ii) the Audited Financial Statements and the notes thereto;

(b) Set forth on Schedule 5.20 attached hereto;

(c) Incurred in the ordinary course of business (but excluding any material Liability arising out of tort, violations of law or breaches of contract); or

(d) Fully satisfied on the Closing Date.

5.21 Information Regarding Directors, Officers, Banks, etc. Schedule 5.21 attached hereto sets forth the following information which is complete and accurate:

(a) The name of each director and officer of the Company and its Subsidiaries and the offices held by each such Person;

(b) The name of each bank or other financial institution in which the Company or any of its Subsidiaries has an account or safe deposit box, the identifying numbers or symbols thereof and the name of each Person authorized to draw thereon and/or to have access thereto; and

(c) The name of each Person, if any, holding tax or other powers of attorney from the Company or its Subsidiaries, and a summary statement of the terms thereof.

5.22 Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries, all of which have been made available to Parent prior to the date hereof and will be delivered to Parent at or prior to Closing, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Those books and records not delivered to Parent at Closing are, and will be at Closing, located at the Company’s facilities in New Jersey. The minute books of the Company and its Subsidiaries contain substantially accurate and complete records of all meetings held of, and corporate actions taken by the shareholders, the board of directors or any committee of the board of directors, and no meeting of the shareholders, board of directors or any committee of the board of directors has been held for which minutes have not been prepared and are not contained in such minute books.

5.23 Interest in Customers, Suppliers and Competitors. Except as set forth on Schedule 5.23 attached hereto, to the Company’s Knowledge, no Stockholder and no officer or director of the Company, nor any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or its Subsidiaries or in any business, firm or Person from whom or to whom the Company or its Subsidiaries leases any Asset, or in any other business, firm or Person with whom Parent, the Company or its Subsidiaries does business. Neither the Company nor its Subsidiaries has any outstanding loans to any officer, director or shareholder of the Company or its Subsidiaries or any member of their respective family, other than short term travel advances made in the ordinary course of business.

5.24 Condition of Assets. The Assets comprise all of the material assets necessary to own and operate the Business as conducted as of the date hereof. The Personal Property, taken as a whole, is in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with manufacturer’s recommendations and consistent with maintenance procedures and policies of companies in the same or similar industry and which are of a similar size.

5.25 Product Warranty. Other than in the ordinary course of business or as would not cause a Material Adverse Effect, each product manufactured, sold or delivered by or on behalf of the Company or its Subsidiaries conforms with all Laws and applicable contractual commitments and all express and implied warranties, and neither the Company nor its Subsidiaries has any Liability (and, to the Company’s Knowledge, there is no basis for any present or future Proceeding against the Company or its Subsidiaries giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith. A true, complete and correct list of all material claims asserted against the Company or its Subsidiaries since December 31, 2006, for any product liability or defective product is set forth in the Schedule 5.25 attached hereto. Except as set forth in Schedule 5.25 attached hereto or as would not cause a Material Adverse Effect, there have been no product recalls or withdrawals of any product manufactured, sold or distributed by the Company or its Subsidiaries; and to the Company’s Knowledge, neither the Company nor its Subsidiaries has any material Liability (and, there is no reasonable basis for any present or future Proceeding against the Company or its Subsidiaries giving rise to any material Liability) arising out of any injury to any Person or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Company or its Subsidiaries.

5.26 Accounts Receivable. As of the Closing Date, all accounts receivable of the Company and its Subsidiaries (the “Accounts”) represent valid obligations arising from sales actually made in the ordinary course of business, subject to the reserves set forth in the Company’s books and records.

5.27 Inventory. As of the Closing Date, the Inventory owned by the Company and its Subsidiaries will be in good condition and of a quantity and quality usable in the ordinary course of its business. Except for the locations where Inventory is located described on Schedule 5.27 attached hereto, all Inventory is located at the Leased Real Property. All Inventory will conform to all applicable Laws in all material respects, will be free from defects, and (except for raw materials, packaging materials and work in process) will be marketable in its then current condition, subject to the reserves set forth in the Company’s books and records. All raw materials, packaging materials and work in process will be usable for their intended purpose consistent with current purchase orders or existing customer requirements. All Inventory included in the March 31, 2007 Financial Statements is valued at the lower of cost or market on a first in-first out basis.

5.28 Authorizations. There are no powers of attorney and other authorizations granted to any Person on behalf of the Company.

5.29 Proxy Statement. The information to be supplied by the Company for inclusion in the Proxy Statement to be sent in connection with the meeting of Parent’s shareholders to consider the approval of this Agreement (the “Parent Stockholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to Parent’s shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by the Company in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company, its Subsidiaries or any of their Affiliates, officers or director should be discovered by the Company or its Subsidiaries which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company, its Subsidiaries or any agent or representative thereof which is contained in any of the foregoing documents.

5.30 Advertising and Promotional Expenses. All advertising and media commitments, coupon liabilities, trade promotions, trade allowances, trade discounts, slotting fees and other marketing related obligations or offers of the Company and its Subsidiaries have been entered into or offered in the ordinary course of business consistent with past practice.

5.31 Full Disclosure. None of the representations and warranties made by the Company in this Agreement and the schedules delivered to Parent contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to the exceptions set forth in the schedules of Parent and the Merger Subsidiary delivered to the company concurrently with this Agreement (the “Parent Disclosure Schedule”), as an inducement to the Company to enter into this Agreement, Parent represents and warrants to the Company as follows:

6.1 Organization and Power; Subsidiaries and Investments. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its respective obligations hereunder and thereunder including delivery of the Stock Consideration and the Cash Consideration. Parent has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect on Parent. Complete and correct copies of the certificate of incorporation and bylaws of Parent, as amended and currently in effect, have been provided to the Company and Parent is not in violation of any of the provisions of such organization documents. The Merger Subsidiary is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not carried on, and prior to the Closing will not carry on, any business or engage in any activities other than those reasonably related to the Merger. Except for the Merger Subsidiary, which is a direct wholly-owned subsidiary of Parent, Parent has no subsidiaries and does not own, directly or indirectly, any equity, profit or voting interest in any person or have any agreement or commitment to purchase any such interest and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated.

6.2 Authorization. The execution, delivery and performance by Parent of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby will be, upon approval of Parent’s stockholders, duly and validly authorized by all requisite corporate action on the part of Parent, and, other than the approval of Parent’s stockholders, no other corporate act or proceeding on the part of Parent its board of directors is necessary to authorize the execution, delivery or performance of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Parent will each constitute, a valid and binding obligation of Parent, enforceable against Parent in accordance with their terms.

6.3 Capitalization. The authorized capital stock of Parent consists of (i) 15,000,000 shares of Parent Common Stock, of which 4,162,500 shares were outstanding as of March 31, 2007 and (ii) 1,000,000 shares of preferred stock $0.0001 par value, none of which were outstanding as of March 31, 2007. No shares of Parent Common Stock have been issued between March 31, 2007 and the date hereof. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of the date hereof, there are (i) 6,325,000 warrants with an exercise price of $5.00 to purchase up to 6,325,000 shares issued in the initial public offering completed pursuant to the Prospectus (the “IPO”)(the “IPO Warrants”), (ii) 500,000 outstanding warrants with an exercise price of $5.00 per share issued to certain officers, directors and Affiliates of Parent (the “Affiliate Warrants”) (iii) an option to purchase up to a total of 192,500 units at $6.60 per unit to the underwriter in the IPO, with the warrants issued as part of such units (385,000 warrants) exercisable at $5.00 per share (the “Underwriter Option”), (iv) 200,000 warrants issued to certain of Parent’s officers and directors with an exercise price of $0.10 to purchase 200,000 shares of common stock if the Parent Common Stock reaches a weighted average trading price of $6.60 per share for each day during any five-day period (the “$6.60 Incentive Warrants”) and (v) 227,000 warrants issued to a certain of Parent’s officers and directors with an exercise price of $0.10 to purchase 227,000 shares of common stock if the Parent Common Stock reaches a weighted average trading price of $7.20 per share for each day during any five-day period (the “$7.20 Incentive Warrants”, and together with the IPO Warrants, the Affiliate Warrants and the $6.60 Incentive Warrants, the “Parent Warrants”). Except as described in this Section 6.3 and set forth on Schedule 6.3, there are no other issued or outstanding rights to acquire capital stock from parent. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants and the Underwriter Option have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects, other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent contract. Parent has delivered to the Company complete and correct copies of the Parent Warrants and the Underwriter Option, including all documents relating thereto. All shares of Parent Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby will, when issued in accordance with the terms hereof, have been duly authorized, be validly issued, fully paid and non-assessable, free and clear of all Liens. Except as set forth in Schedule 6.3, or as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any equity securities of any class of Parent.

6.4 No Breach. The execution, delivery and performance by Parent and the Merger Subsidiary of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under either of its certificate of incorporation or bylaws, any material Law, any material Order or any material Contract to which Parent or the Merger Subsidiary is a party or by which it or its Assets are bound or affected; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any Assets or any of the equity of Parent or the Merger Subsidiary; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, any material Order or any Material Contract to which Parent or the Merger Subsidiary is subject, or by which Parent or the Merger Subsidiary or their Assets are bound or affected, other than the aforementioned required shareholder approval and those matters set forth on Schedule 6.4.

6.5 SEC Filings; Financial Statements.

(a) Parent has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 9, 2006. Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”) prior to the date of this Agreement. As of their respective dates, the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Parent SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) Except as set forth on Schedule 6.5, each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent as of the respective dates or for the respective periods set forth therein, all in conformity with Regulation S-X, Regulation S-B and generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack footnote disclosure. Each set of financial statements of Parent (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of this operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a material adverse effect on Parent taken as a whole.

(c) Except (A) to the extent reflected in the balance sheet of Parent included in the Parent SEC Report last filed prior to the date hereof or (B) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), Parent does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

6.6 Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Parent in connection with the Merger, or any of the amendments or supplements thereto (as defined below) will, at the time such documents are filed with the SEC, or at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Such documents will each comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

6.7 Trust Fund.

(a) As of the date hereof and at the Closing Date, Parent has had and will have at least $18,900,750 (the “Trust Fund”), invested in U.S. government securities or in money market funds in a trust account at Lehman Brothers Inc. (the “Trust Account”), held in trust by American Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement dated as of June 9, 2006, between Parent and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account, which Trust Fund will be free of any Lien whatsoever and, together with any proceeds that may be raised pursuant to a private placement as set forth in Section 4.2(n), after taking into account: (i) the Conversion Payments (ii) the Maxim Fee and the Maxim Advisory Fee (iii) the Legend Fee, (iv) the Finders Fee and (v) any accrued and unpaid expenses, shall be an amount at least equal to the Cash Consideration.

(b) Effective as of the Effective Time, the obligations of Parent to dissolve or liquidate within the specified time period contained in the Parent Charter will terminate, and effective as of the Effective Time Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or the transactions contemplated thereby, and following the Effective Time no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and the transactions contemplated thereby and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Parent Common Stock into cash pursuant to the Parent Charter.

6.8 Absence of Certain Developments. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2006, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor has there been (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any class or series of its capital stock or any purchase, redemption or other acquisition by Parent of any class or series of its capital stock or any other securities of Parent, (ii) any split, combination or reclassification of any capital stock, (iii) any granting by Parent of any increase in compensation or fringe benefits and any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement, (iv) any material change by Parent in its accounting methods, principles or practices except as required by concurrent changes in U.S. GAAP, (v) any change in auditors of Parent, or (vi) any issuance of Parent capital stock.

6.9 Investment Company Act. Parent is not, and will not be after the Effective Time, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

6.10 Litigation. There are no claims, suits, actions or Proceedings pending or, to Parent’s Knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or Proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

6.11 No Undisclosed Liabilities. Except as set forth in Schedule 6.11, Parent has no Liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) Liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) Liabilities incurred since March 31, 2007 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent. Merger Subsidiary has no assets or properties of any kind, does not now conduct and has never conducted any/business, and does not now have and will not have at the Closing any obligations or Liabilities of any nature whatsoever except such obligations and Liabilities as are imposed under this Agreement.

6.12 Title to Assets. Except as set forth in Schedule 6.12, Parent does not own or lease any real property or Personal Property. Except as set forth in Schedule 6.12, there are no options or other Contracts under which Parent has a right or obligation to acquire or lease any interest in real property or Personal Property.

6.13 Tax Matters.

(a) Parent has timely filed all Tax Returns required to be filed by Parent with any Tax authority prior to the date hereof. All such Tax Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Tax Returns.

(b) All Taxes that Parent is required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Tax Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no Liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any Liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

(h) Parent has no plan or intention to liquidate Merger Subsidiary following the Merger or cause Merger Subsidiary to sell or otherwise dispose of any assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Sections 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

(i) Following the Merger, Parent will cause Merger Subsidiary to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.

(j) Following the Merger, Merger Subsidiary has no plan or intention to issue additional shares that would result in Parent losing control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

(k) Parent has no plan or intention to reacquire, and, to Parent’s Knowledge, no Person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(2) has a plan or intention to acquire, any of Parent Common Stock issued in the Merger, other than pursuant to a share repurchase program described in Revenue Ruling 99-58.

6.14 Compliance with Laws. Except as set forth in Schedule 6.14, Parent and the Merger Subsidiary have materially complied with and are in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by Parent or the Merger Subsidiary alleging a violation of or Liability or potential responsibility under any such Law or Order. To Parent’s Knowledge, since December 31, 2006, there has been no change in any applicable Laws that would have a Material Adverse Effect and there is no impending change in any applicable Laws that would have a Material Adverse Effect.

6.15 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has, to Parent’s Knowledge, complied with all applicable Environmental Laws; (ii) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (iii) Parent is not subject to any orders, decrees, injunctions or other arrangements with any governmental entity or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

6.16 Proceedings. There are no Proceedings or Orders pending or, to Parent’s Knowledge, threatened against or affecting Parent or the Merger Subsidiary, at Law or in equity, or before or by any Governmental Agency which would adversely affect Parent’s or the Merger Subsidiary’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.17 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Parent or the Merger Subsidiary except as set forth on Schedule 6.17 attached hereto.

6.18 Proprietary Rights. Parent does not own, license or otherwise have any right, title or interest in any Proprietary Rights.

6.19 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“ OTC BB”). There is no action or Proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or NASD, Inc. (“ NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

6.20 Board Approval. The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

6.21 Sarbanes-Oxley; Internal Accounting Controls. Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. Parent’s certifying officers have evaluated the effectiveness of Parent’s disclosure controls and procedures as of the end of the period covered by Parent’s most recently filed periodic report under the Exchange Act (such date, the “ Evaluation Date”). Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

6.22 Listing and Maintenance Requirements. Parent’s Common Stock is registered pursuant to Section 15(d) of the Exchange Act, and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent has not, in the 12 months preceding the date hereof, received notice from the OTC BB to the effect that Parent is not in compliance with the listing or maintenance requirements of the OTC BB. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

6.23 Application of Takeover Protections. Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the parent Charter (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Stockholders as a result of the Merger, including without limitation as a result of the Parent’s issuance of the Parent Common Stock and the Stockholders’ ownership of Parent Common Stock.

6.24 Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and Schedule 6.24(a), there are no Contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (x) creates or imposes a Liability greater than $25,000, or (y) may not be cancelled by Parent on less than thirty (30) days’ or less prior notice (“Parent Contracts”). All Parent Contracts are set forth in Schedule 6.24, other than those that are exhibits to the Parent SEC Reports.

(b) Other than as set forth in Schedule 6.24, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. Correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c) Neither Parent nor, to Parent’s Knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, Contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

6.25 Insurance. Set forth on Schedule 6.25 is a complete list of all liability insurance coverage maintained by Parent which coverage is in full force and effect.

6.26 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s Knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s Knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

6.27 Indebtedness. Parent has no indebtedness for borrowed money.

6.28 Investigation; No Additional Representations; No Reliance, etc. Parent and Merger Subsidiary acknowledge that the Company and its Subsidiaries have not made nor shall they be deemed to have made any representation or warranty, express or implied, with respect to themselves, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth in Section 5 of this Agreement. Parent and the Merger Subsidiary acknowledge and agree that (a) they have made their own inquiry and investigation into the Business and the Company and its Subsidiaries, (b) they have been, or pursuant to the terms of this Agreement, will be, furnished with, or given adequate access to such information about the Business and the Company and its Subsidiaries as they have requested except as otherwise indicated herein, and (c) except for Parent and the Merger Subsidiary’s rights to terminate this Agreement in accordance with Section 10.1 or pursue remedies available under common law or applicable statutes in respect of claims of fraud, neither Parent nor Merger Subsidiary shall assert any claim for any matter arising out of this Agreement against the Company or its Subsidiaries or their respective directors, officers, stockholders, or any Affiliates of any of the foregoing.

6.29 Full Disclosure. None of the representations and warranties made by Parent in the Agreement and the Schedules, certificates and other documents delivered to the Company and/or the Stockholder’s Representative contain, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY

Subject to the exceptions set forth in the schedules of Parent and the Merger Subsidiary delivered to the company concurrently with this Agreement (the “Parent Disclosure Schedule”), as an inducement to the Company to enter into this Agreement, Parent and the Merger Subsidiary represent and warrant to the Company as follows:

7.1 Organization and Power; Reporting. The Merger Subsidiary is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Merger Subsidiary is a direct, wholly-owned subsidiary of Parent. The Merger Subsidiary has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

7.2 Authorization. The Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Merger Subsidiary of this Agreement and the consummation by the Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Merger Subsidiary. Parent, in its capacity as sole member of the Merger Subsidiary, has approved this Agreement and the other transactions contemplated hereby as required by the Delaware Limited Liability Company Act. This Agreement has been duly executed and delivered by the Merger Subsidiary and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of the Merger Subsidiary, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

7.3 Non-Contravention. The execution, delivery and performance by the Merger Subsidiary of this Agreement and the consummation by the Merger Subsidiary of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or the bylaws of the Merger Subsidiary.

7.4 No Business Activities. The Merger Subsidiary has not conducted any activities other than in connection with the organization of the Merger Subsidiary, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. The Merger Subsidiary has no subsidiaries.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1 Preparation of Proxy Statement.

(a) As soon as practicable following the date of this Agreement, Parent shall, with the cooperation of the Company, prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (the “Proxy Statement”) in preliminary form. The Proxy Statement shall:

(i) request approval from Parent’s stockholders of the Merger and this Agreement upon the terms set forth herein;

(ii) request approval from Parent’s stockholders for an incentive stock option plan in form and substance acceptable to the Stockholders’ Representative, Parent and Company (“Stock Option Plan”) to provide for, among other things, the reservation of a sufficient number of shares of Parent Common Stock for issuance thereunder for such number of shares which shall equal 1,400,000 of the Parent’s shares outstanding at the Effective Time;

(iii) request approval from Parent’s stockholders to elect the Stockholders’ Representative Directors, the Parent Directors and the Independent Director; and

(iv) request such other approvals as the parties may determine are necessary or desirable. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger.

The Proxy Statement shall be filed in preliminary form in accordance with the Exchange Act, and each of Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent shall use its reasonable best efforts to (1) prepare and file with the SEC the definitive Proxy Statement, (2) cause the Proxy Statement, including any amendment or supplement thereto to be approved by the SEC, and (3) to cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the SEC has approved them. Parent shall notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and each of Parent and the Company shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) The parties hereto shall use all reasonable efforts to have the Proxy Statement approved by the SEC as promptly as practicable after such filing. Parent and its counsel shall obtain from the Company such information required to be included in the Proxy Statement and, after consultation with the Company and its counsel, respond promptly to any comments made by the SEC with respect to the Proxy Statement. Parent shall allow the Company’s full participation in the preparation of the Proxy Statement and any amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto. The Company’s independent accountants shall assist Parent and its counsel in preparing the Proxy Statement and acknowledge that a substantial portion of the Proxy Statement shall include disclosure regarding the Company, its management, operations and financial condition. The Company shall furnish consolidated audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2005 as soon as they become available, and such unaudited financial statement as may be required under the rules and regulations of the SEC for inclusion in the Proxy Statement; provided, however, to the extent an audit is required to be undertaken by an independent auditing firm registered with the Public Company Accounting Oversight Board, Parent shall pay the expenses of such audit (the “Audit Costs”); provided further however, that if the Company breaches this Agreement and the Merger is not consummated because of such breach, the Company shall reimburse Parent the Audit Costs. The Stockholders’ Representative shall make herself available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments from the SEC. All information regarding the Company, its management, operations and financial condition, including any material Contracts required to be filed as part of the Proxy Statement (for purposes hereof referred to collectively as “Company Information”) shall be true and correct in all material respects and shall not contain any misstatements of any material information or omit any material information regarding the Company. Prior to the filing of the Proxy Statement with the SEC and each amendment thereto, the Stockholders’ Representative shall confirm in writing to Parent and its counsel that it has reviewed the Proxy Statement (and each amendment thereto) and approved the Company Information contained therein.

(c) If, prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(d) If, prior to the Effective Time, any event occurs with respect to Parent or Merger Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(e) Parent shall, promptly after the date hereof, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) as soon as practicable after the Proxy Statement is approved by the SEC. Parent shall consult with the Company on the date for Parent Stockholders Meeting. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as soon as practicable after the Proxy Statement is approved. Parent shall, through Parent’s board of directors, recommend to its stockholders that they give the Parent Stockholder Approval, except to the extent that Parent’s board of directors shall have withdrawn its approval or recommendation of this Agreement and the Merger, which withdrawal may be made only if deemed by Parent’s board of directors to be necessary in order to comply with its fiduciary duties. Notwithstanding any other provision thereof, Parent shall not be restricted from complying with any of its obligations under the Exchange Act.

(f) During the term of this Agreement, the Company shall not take any actions to exempt any Person other than Parent and Merger Subsidiary from the threshold restrictions on Company Common Stock ownership or any other anti-takeover provision in the Company’s certificate of incorporation, or make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Alternative Transaction.

(g) Parent shall comply with all applicable federal and state securities laws in all material respects.

(h)  The Company and Parent mutually agree that prior to the filing of a definitive Proxy Statement with the SEC under this Article 8, Parent shall obtain new financial statements of the Company for the fiscal years ended December 31, 2006 and 2005 prepared in accordance with SEC Regulations S-K and S-X (“New Financial Statements”) by an independent auditing firm which is registered with the PCAOB (“New Auditors”).  The fees incurred with respect to the New Financial Statements (the “Audit Costs”) shall be paid by Parent; provided, however, if: (i) the Company materially breaches any representation, warranty, covenant or agreement contained in this Agreement and (ii) the Merger is not consummated, then the Company shall pay the Audit Costs to Parent. The Company and its executive officers and agents shall cooperate in good faith with the New Auditors and Parent to enable Parent and the New Auditors to complete the New Financial Statements. The parties agree to use their best efforts to complete the New Financials as soon as reasonably possible. Parent shall be responsible for the costs and expenses of such New Financial Statements.

8.2 Access to Information. (a) Upon reasonable notice, Company shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, Contracts, commitments, records, officers and employees as Parent may reasonably request and, during such period, Company shall furnish promptly to Parent (a) a copy of each report, schedule and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state laws, as applicable (other than documents which Company is not permitted to disclose under applicable Law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as Parent may reasonably request; provided, however, that Company may restrict the foregoing access to the extent that any Law, treaty, rule or regulation of any Governmental Entity applicable to Company requires Company to restrict access to any properties or information. Parent will hold any such information that is non-public in confidence. Any investigation by Parent shall not affect the representations and warranties of Company.

(b) Upon reasonable notice, Parent and the Merger Subsidiary shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company reasonable access during normal business hours, during the period prior to the Effective Time, to such of their properties, books, Contracts, commitments, records, officers and employees as the

Company may reasonably request and, during such period, Parent shall furnish promptly to the Company (a) a copy of each report, schedule and other document filed, published, announced or received by it or any of its Subsidiaries during such period pursuant to the requirements of Federal or state laws, as applicable (other than documents which Parent is not permitted to disclose under applicable Law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as the Company may reasonably request; provided, however, that Parent may restrict the foregoing access to the extent that any Law, treaty, rule or regulation of any Governmental Entity applicable to Parent requires Parent to restrict access to any properties or information. The Company will hold any such information that is non-public in confidence. Any investigation by the Company shall not affect the representations and warranties of Parent.

8.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Agency in order to consummate the Merger and the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement. The Company shall provide Parent with the opportunity to participate in any meeting or substantive telephone call with any Governmental Agency in respect of any filings, investigations or other inquiry in connection with the transactions contemplated hereby.

8.4 No Solicitation of Transactions. (a) The Company agrees that the Company or any of its respective officers and directors shall not, and that it shall use its commercially reasonable efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, except as set forth in Schedule 8.4 of the Company Disclosure Schedule, (A) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any purchase, transfer or sale of the assets of it, or any purchase or sale of, or tender or exchange offer for, its voting securities (any such proposal, offer or transaction (other than a proposal or offer made by one party to this Agreement to the other party to this Agreement or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (B) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (C) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) Parent and the Merger Subsidiary agree that Parent, Merger Subsidiary or any of their respective officers and directors shall not, and that they shall use their commercially reasonable efforts to cause their employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (A) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (B) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (C) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.  Notwithstanding the foregoing, Parent and Merger Subsidiary or any of their respective officers and directors shall be permitted to engage in the actions set forth in clauses (A) and (B) of this Section 8.4(b) for purposes of acquiring companies complementary to the Company but in no event in lieu of acquiring the Company, provided that in no event shall Parent or the Merger Subsidiary enter into any arrangement. agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing.

(c) The parties shall promptly (within 24 hours) notify the other parties in the event that any party or any of their respective Subsidiaries, officers, directors or agents (I) receive any Acquisition Proposal, (II) receives any request for information relating to such party or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, (III) receives any inquiry or request for discussions or negotiations regarding an Acquisition Proposal or (IV) enters into a confidentiality agreement in connection with discussions related to or in contemplation of an Acquisition Proposal. Each party will notify the other parties promptly (within 24 hours) of the identity of any Person making any request or proposal referenced in (I), (II), (III) or (IV) and provide a copy of such Acquisition Proposal, inquiry or request, including the pricing and other material terms and conditions (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto. From and after the date hereof until the date of Closing or termination of this Agreement, each party shall keep the other parties reasonably informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including pricing and other material terms and conditions thereof and of any material modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation).

8.5 Employee Benefits Matters. If any employees of the Company or its Subsidiaries as of the Effective Time (each, a “Company Employee”) become a participant in a benefit plan sponsored or maintained by Parent or the Surviving Company (the “Parent Plans”), in accordance with the eligibility criteria of such Parent Plans, subject to the Company providing Parent sufficient information to determine the following (i) such participants shall receive full credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual) subject to applicable Laws, to the extent such service is taken into account under such Parent Plans and under a comparable Company Plan, (ii) such participants shall participate in the Parent Plans on terms no less favorable than those offered by Parent to their similarly-situated employees, (iii) to the extent permitted by Law, such participants and their covered dependents shall have all pre-existing condition exclusions of such Parent Plans waived to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such participants and their covered dependents immediately prior to the Effective Time under the corresponding Company Plan; and (iv) with respect to any Parent Plan that provides medical or health benefits, such Company Employees (and their eligible dependents) shall be given credit for co-payments made, amounts credited towards deductibles, co-insurance and out-of-pocket maximums under the corresponding Company Plan (i.e., under the same type of Plan such as a point of service plan) in the calendar year in which such Company Employee becomes a participant in such Parent Plans; provided that the foregoing (i) through (iv) shall be subject to the Company providing to Parent sufficient information to make such determinations. Parent shall, or shall cause the Surviving Company to, permit each Company Employee who remains employed with Parent or the Surviving Company to use all unused vacation, sick leave and paid time off accrued by such Company Employee under Company Plans prior to the Effective Time to the extent accrued on the balance sheet contained in the Unaudited Company Financials. Nothing in this Section 8.5 shall (x) require Parent or the Surviving Company to provide any particular employee benefit plans to Company Employees, (y) limit the Surviving Company’s ability to amend or terminate any benefit plan or arrangement or (z) limit the right of Parent, the Surviving Company or any of their Subsidiaries to terminate the employment of any Company Employee at any time.

8.6 Notification of Certain Matters. The Company shall use commercially reasonable efforts to give prompt notice to Parent, and Parent shall use commercially reasonable efforts to give prompt notice to the Company, to the extent that either acquires actual Knowledge of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of Parent, Merger Subsidiary or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.7 Public Announcements. Parent and the Company shall develop a joint communications plan and each party shall (a) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company shall consult with Parent for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act). Parent and the Company shall mutually agree upon the form and content of any such press release, public statement or communication by Parent, the Merger Subsidiary or the Company, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by applicable Law, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party.

8.8 Affiliates. Promptly after execution and delivery of this Agreement, the Company shall deliver to Parent a letter identifying all persons who, to the best of Company’s Knowledge, may be deemed as of the date hereof “affiliates” of the Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof until the Effective Time.

8.9 Takeover Statutes. The Company and its board of directors shall, if any takeover statute or similar statute or regulation of any state becomes or may become applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, grant such approvals and take such actions as are necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

8.10 Transfer Taxes. Each of Parent, Merger Subsidiary and the Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the Merger and the other transactions contemplated hereby.

8.11 Additional Tax Matters.

(a) Neither Parent nor any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from so qualifying.

8.12 Trust Fund Closing Confirmation.

(a) Promptly after the date hereof, Parent shall give to the Trustee the notice attached as Exhibit A to the Trust Agreement.

(b) Not later than 48 hours prior to the Effective Time, Parent shall (i) give the Trustee advance notice of the Effective Time, and (ii) cause the Trustee to provide a written confirmation to Parent confirming the dollar amount of the Trust Fund balance held by the Trustee in the Trust Account that will be released to Parent upon consummation of the Merger.

8.13 Directors and Officers of Parent After the Merger. Prior to the Effective Time, Parent shall take all necessary action so that, effective at the Closing, the Board of Directors of Parent shall be reconstituted and pursuant to the Parent Charter and bylaws, shall be fixed at a total of five (5) persons and shall consist of the persons designated pursuant to 2.8(c).

ARTICLE IX
POST CLOSING COVENANTS

9.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Article X below). The Company acknowledges and agrees that from and after the Closing, Parent will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company; provided, however, that after Closing, Parent shall provide to the Company stockholders reasonable access to and the right to copy such documents, books, records (including tax records), agreements, and financial data where the Company stockholders have a legitimate purpose, including without limitation, in the event of an internal revenue service audit.

9.2 Tax-Free Reorganization Treatment. The parties hereto shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Unless required by law, each of Parent, Merger Subsidiary and the Company shall not file any Tax Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code.

9.3 Headquarters of Parent and Surviving Company Following the Effective Time, the headquarters and the principal executive offices of Parent shall be in Los Angeles, California and the headquarters and the principal executive offices of the Surviving Company shall be in New Jersey.

9.4 Indemnification of Directors and Officers of the Company. From and after the Effective Time, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the “Indemnified Directors and Officers”) and any indemnification or expense advancement provisions under the Company’s certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Company will contain provisions with respect to exculpation and indemnification and expense advancement that are at least as favorable to the Indemnified Directors and Officers as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by Law.

9.5 Continuity of Business Enterprise. Parent will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Reg. §1.368-1(d), except that Parent may transfer the Company’s historic business assets (i) to a corporation that is a member of Parent’s “qualified group,” within the meaning of Reg. §1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Parent’s “qualified group” have active and substantial management functions as a partner with respect to the Company’s historic business or (B) members of Parent’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in the Company’s historic business, in each case within the meaning of Reg. §1.368-1(d)(r)(ii).

9.6 Substantially All Requirement. Following the Merger, to the Knowledge of Parent, Surviving Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Company immediately prior to the Effective Time, and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Merger Subsidiary immediately prior to the Effective Time. Insofar as this representation is dependent upon actions of the Company prior to the Merger, Parent and Merger Subsidiary have assumed that the Company will take no action prior to the Merger that will cause the Company not to hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets immediately prior to the Effective Time. For purposes of this Section 9.8, cash or other property paid by the Company or Merger Subsidiary to stockholders, or used by the Company or Merger Subsidiary to pay reorganization expenses, or distributed by the Company or Merger Subsidiary with respect to or in redemption of its outstanding stock, other than regular dividends paid in the ordinary course and other than cash or other property transferred by Parent to Merger Subsidiary in pursuance of the plan of Merger immediately preceding, or in contemplation of, the Merger are included as assets held by the Company and Merger Subsidiary immediately prior to the Effective Time. Additionally, Parent has not participated in any plan of the Company to effect (i) any distribution with respect to any Company stock (other than regular dividend distributions made in the ordinary course), or (ii) any redemption or acquisition of any Company stock (other than in the Merger).

9.7 Additional Distributions to the Stockholders. Within 60 days following the Closing, and no later than April 1, 2008, Parent shall cause the Company to deliver to the Stockholders an amount, in immediately available funds, on a pro-rata basis allocated to each Stockholder in accordance with the Allocation Agreement equal to:

(a) the net taxable income of the Company for the taxable period ending December 31, 2007 (or such period up to the Closing Date if the Closing occurs prior to December 31, 2007);

(b) the net taxable income of the Company for the period from January 1, 2008 to the Closing Date, in the event the Closing Date has not occurred prior to December 31, 2007; and

(c) the estimated Tax Liability of each Stockholder, based upon a taxable rate of 40%, for the payments received under clauses (a) and (b) above;

Provided, however, any such payments shall be reduced by amounts paid to the Stockholders under Section 4.1(c)(ii) above.

ARTICLE X
TERMINATION AND AMENDMENT

10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) By mutual written consent of Parent, the Merger Subsidiary and the Company;

(b) By Parent or the Company, if the Merger shall not have been consummated on or before June 9, 2008 or if any permanent injunction or other Order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party if such party’s action or failure to act has been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(c) By the Company, if (i) prior to the Closing Date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or the Merger Subsidiary contained in this Agreement or any representation or warranty of Parent or Merger Subsidiary shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by Parent or is not cured within thirty (30) days of notice of such breach, (ii) any of the conditions set forth in Sections 3.1, 3.2(d) or 3.3 shall have become incapable of fulfillment; (iii) Parent has not filed its preliminary Proxy Statement with the SEC within a reasonable time of Parent’s receipt of the New Financial Statements, through no fault of the Company (which date may be extended by an additional 20 days in the event that parent has not received a fairness opinion from Ladenburg Thalman in form satisfactory by such date) or such Proxy Statement has not been approved by the SEC by June 16, 2008; (iv) Parent has not held its Parent Stockholders Meeting to approve the Merger within forty-five (45) days of approval of the Proxy Statement by the SEC; (v) Parent’s board of directors has withdrawn or changed its recommendation to its stockholders regarding the Merger; or (vi) this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock under the Parent Charter or more than 27.26% of the holders of the IPO Shares entitled to vote on the Merger elect to convert their IPO Shares into cash from the Trust Fund;

(d) By Parent, if (i) prior to the Closing Date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement or any representation or warranty of the Company shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by the Company or is not cured within thirty (30) days of notice of such breach; or (ii) any of the conditions set forth in Sections 3.1, 3.2 or 3.3(d) shall have become incapable of fulfillment; or

(e) In the event that the New Financial Statements reflect a material adverse change in the financial condition of the Company when compared to the audited financial statements of the Company previously delivered to Parent for the fiscal year ended December 31, 2006, then Parent shall have the right to terminate this Agreement upon 10 days prior notice.   For purposes of this Section 10.3, the phrase “material adverse change” shall mean either (i) a change of 10% or more in the previously reported gross revenue, net income, accounts receivable or liabilities of the Company or (ii) any change which adversely impacts the financial condition of the Company which, in the opinion of Ladenberg & Thalmann, requires Ladenberg & Thalmann to withdraw any fairness opinion previously delivered to the Parent or to refuse to deliver a fairness opinion. Notwithstanding the foregoing, if Parent terminates this Agreement pursuant to this Section 10.1(e), Parent shall be responsible for the costs and expenses of such New Financial Statements.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, the obligations of the parties under this Agreement shall terminate and there shall be no Liability on the part of any party hereto, except for the obligations in the confidentiality provisions hereof, the obligations in Section 8.1(h) hereof and all of the provisions of Section 10.1(e), Section 10.2, Section 10.3, Section 10.4 and Section 12.10; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

10.3 Trust Fund Waiver. Reference is made to the final prospectus of Parent, dated June 5, 2006 (the “Prospectus”). The Company, Robin Ware, Michael Ware and Raymond Romano each understand that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Parent, (b) to Parent and Maxim Group LLC (with respect to Maxim Group LLC’s deferred underwriting compensation only) after Parent consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which Parent completes a business combination.

The Company, Robin Ware, Michael Ware and Raymond Romano each agree that, notwithstanding any other provision contained in this Agreement (including the termination provisions of this Article IX), each does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, Robin Ware, Michael Ware or Raymond Romano, on the one hand, and Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 10.3 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company Robin Ware, Michael Ware and Raymond Romano each hereby irrevocably waive any Claim they may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. In the event that the Company, Robin Ware, Michael Ware or Raymond Romano commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of Parent, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover, on a joint and several basis, from the Company, Robin Ware, Michael Ware or Raymond Romano the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding.

10.4 Fees and Expenses. Except with respect to the Audit Costs set forth in Section 8.1(b), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, including any expenses incurred with regard to the Engagement Letter in the event that this Agreement is terminated; in the event that the Merger is consummated, all Liabilities of the Company shall continue as Liabilities of the Company as the Surviving Company and as a direct, wholly-owned subsidiary of Parent.

ARTICLE XI
REMEDIES FOR BREACH OF AGREEMENT

11.1 Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder (unless the non-breaching party had received from the breaching party written notice of any misrepresentation or breach of warranty prior to the time of Closing and expressly waived in writing such breach or misrepresentation) and continue in full force and effect for the period commencing on the date hereof until the date which is ten (10) Business Days after Parent’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 is filed with the SEC (“Survival Period”), but in no event later than April 30, 2009.

11.2 Indemnification.

(a) Indemnification Provisions for Benefit of Parent. In the event that the Company violates, misrepresents or breaches (or in the event any third party alleges facts that are ultimately proven or conceded to represent a Company violation, misrepresentation or breach) any of its representations, warranties, and covenants contained herein including, without limitation, the covenants and agreements of the Company to provide Company Information contained in Section 8.1(b) hereof and, if  there is an applicable Survival Period pursuant to Section 11.1 above, provided that the Parent Representative makes a written claim for indemnification against the Company pursuant to Section 11.6 below within the Survival Period, then the Indemnifying Stockholders agree to indemnify Parent from and against the entirety of any Adverse Consequences that Parent may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Parent may suffer after the end of any applicable Survival Period) resulting from, arising out of, relating to, in the nature of, or caused by the violation, misrepresentation or breach. Any Liability incurred by the Indemnifying Stockholders pursuant to the terms of this Article XI shall be limited to, and paid by, the Indemnifying Stockholders to Parent by return for cancellation of the Escrow Shares in accordance with Section 11.5 hereof which shall represent, except in the event of actual fraud by the Company, the sole and exclusive source for payment of any indemnification obligations of the Indemnifying Stockholders. All determinations relating to the submission of claims for the benefit of Parent hereunder shall be determined, in good faith, solely by the nominees of Parent to the Board of Directors.

(b) Indemnification Provisions for Benefit of the Stockholders. Except for Adverse Consequences waived under Section 10.3 hereinabove, Parent will indemnify and hold harmless each Stockholder from and against and shall pay to the relevant Stockholder the amount of any and all Adverse Consequences incurred by such Stockholder arising directly or indirectly from or in connection with:

(a)	any breach or failure by Parent or the Merger Subsidiary to perform any of its covenants or other obligations in this Agreement; and

(b)	any breach of any representation or warranty of Parent or the Merger Subsidiary contained in this Agreement.

11.3 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article XI, then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party and the Escrow Agent thereof in writing (an “Indemnification Notice”); provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) Business Days (or earlier in the event the underlying Third Party claim requires action) after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event that any of the conditions in Section 11.3(b) above fail to be complied with, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article XI.

(e) Notwithstanding anything to the contrary contained in this Article XI, Parent, the Company and Merger Subsidiary shall not settle and pay any Third Party Claim unless and until Parent shall have obtained the prior written consent of the Stockholders’ Representative to such settlement which consent the Stockholders’ Representative shall not unreasonably withhold or delay.

11.4 Determination of Adverse Consequences. All claims for indemnification payments under this Article XI shall be made in good faith and although a claim may be made hereunder, no payments shall be made for the benefit of the Indemnified Party until the Indemnified Party has incurred actual out-of pocket expenses. In the event that Parent has made a claim for indemnification prior to the termination of any applicable Survival Period, no Escrow Shares held in escrow pursuant to this Article XI and the Escrow Agreement shall be released from the escrow until such time as the claim has been resolved unless the Survival Period shall have expired after the making of such claim but before such claim is fully resolved, in which case the Escrow Shares in excess of the Fair Market Value (as defined below) of the amount of Adverse Consequence shall be released from Escrow.

11.5 Escrow of Shares by Indemnifying Stockholders. As the sole and exclusive source for the payment of the indemnification obligations of the Indemnifying Stockholders under this Article XI, or otherwise arising under this Agreement, the Company and the Indemnifying Stockholders hereby authorize Parent to withhold, from the delivery of the Stock Consideration otherwise deliverable to the Indemnifying Stockholders as part of the Merger Consideration, for delivery into escrow, pursuant to the Escrow Agreement, 631,657 shares of Parent Common Stock which shall be allocated among the Indemnifying Stockholders in accordance with the relative proportions established by the Allocation Agreement as provided to Parent in a certificate executed and delivered by the Company at Closing (the “Company Closing Certificate”).

(a) Escrow Shares. The Escrow Shares shall be withheld from delivery to the Indemnifying Stockholders and segregated from shares issuable upon the exercise of Company Options and Company Warrants at Closing and placed in escrow pursuant to the terms of the Escrow Agreement. The Escrow Shares shall be registered in the name of each Indemnifying Stockholder in the amounts set forth on the Company Closing Certificate, and shall be held by Continental Stock Transfer & Trust Company (the “Escrow Agent”), and shall constitute the escrow fund (the “Escrow Fund”) governed by the terms of the Escrow Agreement. In the event that Parent issues any additional shares of Parent Common Stock to the Indemnifying Stockholders for any reason, such additional shares shall be issued in the name of such Indemnifying Stockholders as applicable and shall not be subject to escrow. Once released from the Escrow Fund, shares of Parent Common Stock shall cease to be Escrow Shares.

(b) Payment of Dividends; Voting. Any cash dividends, dividends payable in securities, or other distributions, other than distributions for Tax purposes, made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent and deposited in the Escrow Fund. The Indemnifying Stockholders shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of Parent, with each Indemnifying Stockholder being entitled to direct the voting of its or his Escrow Shares listed on the Company Closing Certificate.

(c) Distribution of Escrow Shares. At the times provided for in Section 11.5(e), the Escrow Shares shall be released to the Indemnifying Stockholders in accordance with the Company Closing Certificate unless the Stockholders’ Representative shall have instructed the Escrow Agent otherwise in writing, in which case the Escrow Agent and Parent shall be entitled to rely upon such instructions. Parent will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Indemnifying Stockholders and all fractional shares shall be rounded to the nearest whole share.

(d) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of Law, by any Indemnifying Stockholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any such stockholder, prior to the delivery to such Indemnifying Stockholders of its or his pro rata portion of the Escrow Fund by the Escrow Agent as provided herein.

(e) Release from Escrow Fund. Within five (5) Business Days following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from the Escrow Fund to the Indemnifying Stockholders less the number of Escrow Shares, if any, with a Fair Market Value equal to the amount of Adverse Consequences set forth in any Indemnification Notice from Parent with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Parent Representative and the Stockholder Representative shall issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 11.5(e). Any Escrow Shares retained in the Escrow Fund as a result of the immediately preceding sentence shall be released to the Indemnifying Stockholders or Parent, as appropriate, promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI. For purposes of this Article XI, the “Fair Market Value” shall be the average reported last sales price for the ten (10) trading days ending on the last day prior to the date that the claim for indemnification is publicly disclosed (or if there is no public disclosure, the date on which the Indemnification Notice is received) and the ten (10) trading days after such date; provided, however, that the Stockholders’ Representative and the Parent Representative acting together shall have the right to assign a different value to the Escrow Shares in order to settle or pay any Third Party Claim in the event the third party claimant is willing to accept the Escrow Shares in full or partial settlement therefore.

(f) Stockholders’ Representative and Parent Representative.

(i) Ms. Robin Ware is hereby constituted and appointed jointly as the Stockholders’ Representative for and on behalf of the Indemnifying Stockholders to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of indemnification claims by Parent, to object to such deliveries, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims (including Third Party Claims), and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by from time to time upon not less than ten (10) days’ prior written notice, executed by the Stockholders’ Representative, to the Parent Representative. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for her services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from Company and each of the Indemnifying Stockholders.

(ii) The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Indemnifying Stockholders shall severally indemnify the Stockholders’ Representative and hold her harmless against any loss, Liability, or expense (including legal and accounting fees) incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of her duties hereunder.

(iii) A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all Indemnifying Stockholders for whom Escrow Shares otherwise issuable to them are deposited in escrow and shall be final, binding, and conclusive upon each such Indemnifying Stockholder, and Parent may rely upon any decision, act, consent, or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every such Indemnifying Stockholder. The Stockholders’ Representative shall have the right to consent to the use of the Escrow Shares to settle any claims made hereunder. For purposes of clarification, in connection with the settlement or payment of any claims for indemnification hereunder, the “Fair Market Value” of the Escrow Shares as defined under this Article XI, shall not be binding upon the Parent or Stockholders’ Representative if they mutually agree upon any value other than Fair Market Value and shall also have the discretion to mutually agree to use the Escrow Shares to settle or pay any Third Party Claims.

(iv) Mr. Peter Engel is hereby constituted and appointed jointly as the Parent Representative (the “Parent Representative”) for and on behalf of Parent to give and receive notices and communications, to negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims (including Third Party Claims), and to take all actions necessary or appropriate in the judgment of the Parent Representative for the accomplishment of the foregoing. Such agency may be changed by from time to time upon not less than ten (10) days’ prior written notice, executed by the Parent Representative, to the Stockholders’ Representative. No bond shall be required of the Parent Representative, and the Parent Representative shall receive no compensation for his services. Notices or communications to or from the Parent Representative shall constitute notice to or from Parent.

(v) The Parent Representative shall not be liable for any act done or omitted hereunder while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Parent shall indemnify the Parent Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Parent Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(vi) A decision, act, consent or instruction of the Parent Representative shall constitute a decision of Parent under this Article XI and shall be final, binding, and conclusive upon Parent. The Stockholders’ Representative and the Indemnifying Stockholders may rely upon any decision, act, consent, or instruction of the Parent Representative as being the decision, act, consent or instruction of Parent. The Parent Representative shall have the right to consent to the use of the Escrow Shares to settle any claim for which Parent is entitled to indemnification under this Article XI. For purposes of clarification, in connection with the settlement or payment of any claims for indemnification hereunder, the “Fair Market Value” of the Escrow Shares as defined under this Article XI, shall not be binding upon the Parent Representative or Stockholders’ Representative if they mutually agree upon any value other than Fair Market Value and shall also have the discretion to mutually agree to use the Escrow Shares to settle or pay any Third Party Claims.

11.6 Determination/Resolution of Claims.

(a) If an Indemnified Party wishes to make a claim for indemnification against an Indemnifying Party, such Indemnified Party shall deliver the Indemnification Notice to the Indemnifying Party and to the Escrow Agent on or before the expiration of the Survival Period. Such Indemnification Notice shall contain the amount of Adverse Consequences for which the Indemnified Party is seeking indemnification and shall set forth the reasons therefore in reasonable detail.

(b) If Parent asserts a claim upon the Escrow Fund by delivering an Indemnification Notice to the Stockholders’ Representative and the Escrow Agent on or before the end of the Survival Period, the Escrow Agent shall retain in the Escrow Fund such number of shares of Parent Common Stock as shall be determined in accordance with Section 11.5(e) above.

(c) Unless the Stockholders’ Representative shall notify Parent in writing within thirty (30) days after receipt of an Indemnification Notice that the Stockholders’ Representative objects to any claim for indemnification set forth therein, which notice shall include a reasonable explanation of the basis for such objection, then such indemnification claim shall be deemed to be accepted by the Stockholders’ Representative and the parties shall issue to the Escrow Agent a certificate executed by the Parent Representative and the Stockholders’ Representative indicating what number of Escrow Shares are to be released to Parent. If the Stockholders’ Representative shall timely notify Parent in writing that it objects to any claim for indemnification made in such an Indemnification Notice, Parent shall have fifteen (15) days from receipt of such notice to respond in a written statement to such objection. If after thirty (30) days following receipt of Parent’s written statement, there remains a dispute as to any indemnification claims set forth in the Indemnification Notice, the Stockholders’ Representative and the Parent Representative shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Representative and the Parent Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Based upon the memorandum, the parties shall issue to the Escrow Agent a certificate executed by the Parent Representative and the Stockholders’ Representative indicating what number of Escrow Shares are to be released to Parent. The Escrow Agent shall be entitled to rely on any such certificate and disburse Escrow Shares from the Escrow Fund in accordance with the terms thereof.

(d) If the Stockholders’ Representative and the Parent Representative cannot resolve a dispute during the sixty-day period (or such longer period as the parties may agree to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in New York, New York, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The Stockholders’ Representative and the Parent Representative shall attempt to agree upon an arbitrator. In the event that the Stockholders’ Representative and the Parent Representative are unable to agree upon an arbitrator within ten (10) days after the date on which the disputed matter may, under this Agreement, be submitted to arbitration, then either the Stockholders’ Representative or the Parent Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of the other expenses associated with the arbitration. The arbitrator shall render his decision within ninety (90) days after his appointment; such decision shall be in writing and shall be final and conclusive on the parties. The decision shall be submitted to the Escrow Agent which shall act in accordance therewith.

11.7 Indemnification Threshold. Notwithstanding anything to the contrary contained herein, no Person or Party shall have any obligation to indemnify Parent or the Company, as the case may be, from and against any Adverse Consequences caused proximately by the breach of any representation or warranty of Parent or the Company hereunder, as the case may be, until Parent or the Company, as the case may be, has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of $250,000 in the aggregate, with no single Adverse Consequence being valued at less than $50,000. Notwithstanding the foregoing, once the threshold referred to in the prior sentence is met, any Person or Party having an obligation to indemnify shall indemnify Parent or the Company from dollar one.

11.8 Other Indemnification Provisions.

(a) Any Indemnified Party seeking indemnification under this Article XI shall be required to take all reasonable actions to mitigate the damages associated with the Adverse Consequences.

(b) Notwithstanding any provision contained in this Agreement, no indemnification claim shall be maintained by any party for breach of representations or warranties of the other party if such claiming party had knowledge of the breach of the representations and warranties on or before the Closing.

(c) No recovery for indemnification shall include recovery for special, incidental, punitive or consequential damages. All claims for indemnification shall be subject to reduction or offset for any tax benefits associated with or insurance proceeds applicable to the claim.

ARTICLE XII
MISCELLANEOUS

12.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Parent, the Merger Subsidiary, the Company and the Stockholders’ Representative (on behalf of the Stockholders). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

12.2 Notices. All notices, demands and other communications to be given or delivered to Parent, the Company or any Stockholder under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to any Stockholder, or prior to the Closing, to Stockholders’ Representative:

Ms. Robin Ware
c/o Hotels at Home, Inc.
2 Daniel Road East
Fairfield, NJ 07004
Facsimile No: 973-882-9395

with a copy to:

DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: John E. Depke, Esq.

Facsimile No: 212-335-4501

If to the Company prior to the Closing, to:

Hotels at Home, Inc.
2 Daniel Road East
Fairfield, NJ 07004
Facsimile No: 973-882-8437
Attention: Robin Ware

with a copy to:

DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: John E. Depke, Esq.
Facsimile No: 212-335-4501

If to Parent or the Merger Subsidiary, to:

Affinity Media International Corp.
1850 Sawtelle Blvd., Suite 470
Los Angeles, CA 90025
Attention: Peter Engel
Facsimile No:

with a copy to:

Ellenoff Grossman & Schole LLP
Attention: Barry I. Grossman, Esq.
370 Lexington Avenue, 19th Floor
New York City, NY 10017
Facsimile No: 212-370-7889

12.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto.

12.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

12.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

12.7 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees, creditors of the Stockholders or stockholders of any of the parties (other than the Stockholders).

12.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Letter of Intent dated May 24, 2007.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

12.10  Directors and Officers Insurance.

(a)    From and after the Effective Time, Parent shall, to the fullest extent permitted by law, for a period of five years from the Effective Time, honor all of Parent’s and Company’s respective obligations to indemnify and hold harmless each present and former director and officer of either party (hereinafter collectively referred to as the ‘‘Indemnified Parties’’), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent that such obligations to indemnify and hold harmless exist on the date hereof.

(b)    The provisions of this Section 12.10 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

12.11 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any party’s agreement to arbitrate) as described in Section 11.6(d), to the extent permitted by Law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any state court sitting in the State of Delaware or United States federal court sitting in Delaware, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

* * * *

[Remainder of Page Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

COMPANY: Hotels At Home, Inc.

By:	/s/ Michael Ware
Name:	Michael Ware
Title:	President

STOCKHOLDERS’ REPRESENTATIVE:

/s/ Robin Ware
Robin Ware

STOCK HOLDERS:

/s/ Robin Ware Robin Ware

/s/ Michael Ware Michael Ware

/s/ Raymond Romano Raymond Romano

[Signature Page to Merger Agreement]

PARENT: Affinity Media International Corp.

By:	/s/ Peter Engel
Name: Peter Engel Title: Chief Executive Officer

MERGER SUBSIDIARY: Affinity Acquisition Subsidiary Corp.

By:	/s/ Howard Cohl Name: Howard Cohl Title: President

[Signature Page to Merger Agreement]